Exhibit 99.4

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY STOCK OFFERING

FSB COMMUNITY BANKSHARES, INC.
FAIRPORT SAVINGS BANK
Fairport, New York

Dated As Of:
February 23, 2007

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

                                    February 23, 2007

Board of Directors
FSB Community Bankshares, MHC
FSB Community Bankshares, Inc.
Fairport Savings Bank
45 South Main Street
Fairport, New York 14450

To the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock that will be offered in connection with the stock issuance plan described below. This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Stock Issuance Plan

In January 2005, Fairport Savings Bank (“Fairport Savings” or the “Bank”) reorganized into the mutual holding company form of ownership, creating FSB Community Bankshares, MHC (the “MHC”) and mid-tier holding company FSB Community Bankshares, Inc. (“FSB Community” or the “Company”). On January 24, 2007, the board of directors adopted a Stock Issuance Plan (the “Plan”) pursuant to which the Company will sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Bank. Immediately following the offering, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will contribute at least 50% of the net offering proceeds in exchange for capital stock of the Bank. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors
February 23, 2007

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company and the other parties engaged by the Company to assist in the minority stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s, the Company’s and MHC’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with the Company’s management; Beard Miller & Company, the Bank’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Company’s conversion counsel; and Sandler O’Neill & Partners, L.P., which has been retained as the financial and marketing advisor in connection with the Company’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Fairport Savings and FSB Community and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the operating characteristics and financial performance as they relate to the pro forma market value of FSB Community. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared the Bank’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the markets for thrifts, thrift holding companies and mutual holding companies including mutual holding company offerings.

The Appraisal is based on the Company’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company, the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers FSB Community only as a going concern and should not be considered as an indication of liquidation value.

Board of Directors
February 23, 2007

Our appraised value is predicated on a continuation of the current operating environment for the MHC, the Company and the Bank and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 23, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $21,000,000 at the midpoint, equal to 2,100,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $17,850,000 and a maximum value of $24,150,000. Based on the $10.00 per share offering price determined by the board of directors, this valuation range equates to total shares outstanding of 1,785,000 shares at the minimum of the valuation range and 2,415,000 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $27,772,500 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in 2,777,250 total shares outstanding. The board of directors has established a public offering range such that the public ownership of the Company will constitute a 47.0% ownership interest of the Company. Accordingly, the offering range to the public of the minority stock will be $8,389,500 at the minimum, $9,870,000 at the midpoint, $11,350,500 at the maximum and $13,053,080 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of FSB Community immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

Board of Directors
February 23, 2007

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of FSB Community as of December 31, 2006, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of FSB Community, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening Chief Executive Officer and Managing Director

RP® Financial, LC.

TABLE OF CONTENTS
FSB COMMUNITY BANKSHARES, INC.
Fairport, New York

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Reorganization and Stock Offering		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.3
Income and Expense Trends		1.7
Interest Rate Risk Management		1.10
Lending Activities and Strategy		1.12
Asset Quality		1.14
Funding Composition and Strategy		1.15
Subsidiary Operations		1.16
Legal Proceedings		1.16

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.2
National Economic Factors		2.2
Regional Economy		2.8
Market Area Deposit Characteristics and Trends		2.9
Competition		2.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Basis of Comparison		3.2
Selection of Peer Group		3.3
Financial Condition		3.6
Income and Expense Components		3.10
Loan Composition		3.13
Credit Risk		3.15
Interest Rate Risk		3.15
Summary		3.18

RP® Financial, LC.

TABLE OF CONTENTS
FSB COMMUNITY BANKSHARES, INC.
Fairport, New York
(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.2
Valuation Analysis		4.3
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.5
3. Asset Growth		4.7
4. Primary Market Area		4.7
5. Dividends		4.9
6. Liquidity of the Shares		4.10
7. Marketing of the Issue		4.11
A. The Public Market		4.11
B. The New Issue Market		4.17
C. The Acquisition Market		4.21
8. Management		4.21
9. Effect of Government Regulation and Regulatory Reform		4.22
Summary of Adjustments		4.22
Basis of Valuation – Fully-Converted Pricing Ratios		4.22
Valuation Approaches: Fully-Converted Basis		4.24
1. Price-to-Earnings (“P/E”)		4.26
2. Price-to-Book (“P/B”)		4.27
3. Price-to-Assets (“P/A”)		4.30
Comparison to Recent Offerings		4.30
Valuation Conclusion		4.31

RP® Financial, LC.

LIST OF TABLES
FSB COMMUNITY BANKSHARES, INC.
Fairport, New York

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.4
1.2	Historical Income Statements	1.8

2.1	Summary Demographic Data	2.3
2.2	Primary Market Area Employment Sectors	2.8
2.3	Unemployment Trends	2.9
2.4	Deposit Summary	2.10
2.6	Market Area Deposit Competitors	2.12

3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.11
3.4	Loan Portfolio Composition and Related Information	3.14
3.5	Credit Risk Measures and Related Information	3.16
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Market Area Unemployment Rates	4.9
4.2	Market Pricing Characteristics and After-Market Trends	4.19
4.3	Market Pricing Comparatives	4.20
4.4	Valuation Adjustments	4.22
4.5	Calculation of Implied Per Share Data	4.25
4.6	MHC Institutions - Implied Pricing Ratios, Full Conversion Basis	4.28
4.7	Pricing Table: MHC Public Market Pricing	4.29

RP® Financial, LC.
Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Fairport Savings is headquartered in Fairport, New York, a suburb of Rochester in upstate New York. The Bank conducts operations through three facilities: a main office and branch office in Fairport and a newly opened branch office in the adjacent community of Irondequoit. All of the Bank’s offices are located in Monroe County, New York within the Rochester metropolitan area. A map of the Bank’s office locations is included as Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2006, Fairport Savings had $152.8 million in assets, $108.6 million in deposits and total equity of $13.9 million equal to 9.1% of total assets. Fairport Savings’ audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization and Stock Offering

In January 2005, Fairport Savings Bank (“Fairport Savings” or the “Bank”) reorganized into the mutual holding company form of ownership, creating FSB Community Bankshares, MHC (the “MHC”) and mid-tier holding company FSB Community Bankshares, Inc. (“FSB Community” or the “Company”). On January 24, 2007, the board of directors adopted a Stock Issuance Plan (the “Plan”) pursuant to which the Company will sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

RP® Financial, LC.
Page 1.2

Concurrent with the reorganization, the Company will retain up to 50% of the net stock proceeds. Immediately after consummation of the reorganization, it is not anticipated that the MHC or the Company will engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company. The Company’s initial activities will be ownership of its subsidiary, Fairport Savings, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the Bank’s newly-formed employee stock ownership plan (“ESOP”). Subsequent activities of the Company, pursuant to regulatory guidelines and limitations, may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

Strategic Overview

Over the Bank’s history since 1888, Fairport Savings’ operations have been fairly reflective of a traditional thrift in which 1-4 family residential mortgage loans (primarily fixed rate) and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively. The Bank’s customer base is drawn from the immediate areas surrounding the offices. Beyond traditional 1-4 family loans, the Bank has pursued only limited activities into other types of lending such as home equity lines of credit, commercial real estate, multi-family, land, and consumer loans. Retail deposits have consistently served as the primary interest-bearing funding source for the Bank, with time deposits constituting the largest portion of the deposit base. More recently, borrowings have served as an alternative funding source for the Bank to support growth objectives. The Bank’s use of borrowings has typically been limited to FHLB advances. As lending has been a continuous focus for the Bank, in recent years growth in the cash and investments portfolio has been restrained.

Fairport Savings’ core earnings are largely dependent upon net interest income, operating expense levels and strong asset quality, as the relatively undiversified product line and lower levels of transaction account deposits result in limited levels of non-interest income. The Bank intends to raise capital through a minority stock offering. The increase in capital from the minority stock offering will increase liquidity, leverage capacity and overall financial strength of Fairport Savings. In addition, the new capital is intended to support earnings through reinvestment of the net proceeds and will reduce interest rate risk through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Fairport Savings’ funding costs. Additionally, Fairport Savings’ higher equity-to-assets ratio will also better position the Bank to support expansion of the balance sheet. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be positioned better to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Bank has no specific plans for acquisitions, but in January 2007 opened its Irondequoit office and has plans for adding two or three additional branches in adjacent markets over the next several years. The projected use of proceeds is highlighted below.

RP® Financial, LC.
Page 1.3

•	MHC. The MHC was previously capitalized in conjunction with the 2005 reorganization into the MHC form of ownership and no additional capitalization of the MHC is anticipated in the Plan.

•
The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested into a loan to the ESOP and short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•
The Bank. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially be invested in short-term, liquid investments and over time become part of general funds, pending deployment into loans and investment securities.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the years ended June 30, 2002 and 2003 and (after a change in fiscal year end) from December 31, 2004 through 2006. Between June 30, 2002 and December 31, 2006, Fairport Savings’ assets increased at an annual rate of 11.2%. Growth in the balance sheet has been driven by the Bank’s lending activities, with significant growth in 1-4 family loans funding with a combination of deposit growth and increased reliance on borrowings. A summary of Fairport Savings’ key operating ratios for the past two years is presented in Exhibit I-3.

Table 1.1
Fairport Savings Bank
Historical Balance Sheets

												06/30/02- 12/31/06
	As of June 30,				As of December 31,							Annualized Growth
	2002		2003		2004		2005		2006			Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount		Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)		(%)	(%)
Total Amount of:
Assets	$94,652	100.00%	$105,207	100.00%	$124,828	100.00%	$143,114	100.00%	$152,823		100.00%	11.23%
Loans Receivable (net)	65,552	69.26%	81,527	77.49%	98,803	79.15%	108,135	75.56%	120,706		78.98%	14.53%
Cash and cash equivalents	7,201	7.61%	9,167	8.71%	3,311	2.65%	4,669	3.26%	2,182		1.43%	-23.30%
Investment securities
Held to maturity	17,874	18.88%	9,822	9.34%	18,558	14.87%	25,651	17.92%	24,191		15.83%	6.96%
Available for sale	2,201	2.33%	1,483	1.41%	675	0.54%	576	0.40%	604		0.40%	-24.98%
FHLB stock	640	0.68%	729	0.69%	911	0.73%	1,147	0.80%	1,490		0.97%	20.66%
Deposits	$80,157	84.69%	$90,676	86.19%	$101,076	80.97%	$106,800	74.63%	$108,580		71.05%	6.98%
Borrowings	1,012	1.07%	426	0.40%	8,797	7.05%	20,658	14.43%	28,024		18.34%	109.18%
Net worth	11,743	12.41%	12,202	11.60%	13,199	10.57%	13,618	9.52%	13,870		9.08%	3.77%

Offices Open	2		2		2		2		2	(2)		—

(1)	Ratios are as a percent of ending assets.

(2)	Fairport Savings opened a third office in January 2007.

Source:	Audited financial statements and RP Financial calculations.

RP® Financial, LC.
Page 1.5

Fairport Savings’ loans receivable portfolio increased at a 14.5% annual rate from June 30, 2002 through December 31, 2006 increasing from $65.6 million to $120.7 million. The increase in loans receivable during this period is attributed to the increase in 1-4 family residential real estate loans due to new originations and strong market activity, as customers were attracted to the fixed rate loan products offered by the Bank. Overall, the increase in loans compared to assets served to increase the loans-to-assets ratio from 69.3% at year end 2002 to 79.0% at December 31, 2006. Fairport Savings’ historical emphasis on 1-4 family lending for portfolio is reflected in its loan portfolio composition, as $109.8 million, or 90.6% of total loans receivable consisted of 1-4 family permanent mortgage loans at December 31, 2006. This compares to 1-4 family loans of $96.2 million, or 88.6% of total loans as of December 31, 2005. The Bank’s lending strategy continues to rely on permanent 1-4 family loans, with the only significant area of diversification being home equity lines of credit (5.7% of total loans) and just minor amounts of non-residential and consumer loans. Fairport Savings intends to continue emphasizing the origination of residential real estate loans after completion of the offering, stressing whenever possible adjustable rate and short term fixed rate loans and selling a portion of long term fixed rate loans for interest rate risk management purposes.

After 1-4 family and home equity loans, commercial real estate and multi-family loans represent the next largest area of lending activity for the Bank, with the level of these loans declining slightly from $4.6 million, or 4.2% of loans at December 31, 2005 to $3.8 million, or 3.1% at December 31, 2006. The Bank does not actively seek out these types of lending opportunities, but originates such loans based on requests made and appropriate information supplied by customers. Other loans, primarily construction and consumer loans, are also a lending activity for Fairport Savings. Such loans are not marketed to customers by the Bank, but are offered and originated as a service to customers. Construction loans totals $0.4 million and other loans totaled $0.2 million, or 0.3% and 0.2%, respectively, of loans receivable as of December 31, 2006.

RP® Financial, LC.
Page 1.6

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Fairport Savings’ overall credit and interest rate risk objectives. Due to the historical emphasis on lending, since fiscal 2002 the portfolio of cash and investments has declined as a percentage of total assets from 28.8% at June 30, 2002 to 17.7% as of December 31, 2006. Over the past five and one-half fiscal years, the Bank’s level of cash and equivalents has ranged from a high of 8.7% of assets at June 30, 2003 to a low of 1.4% of assets at December 31, 2006. The remaining investments at December 31, 2006 were comprised $18.2 million of U.S. Treasury and agency securities, $5.9 million of mortgage-backed securities and $50,000 of municipal securities – all classified as “held-to-maturity” and $0.6 million of Freddie Mac stock held as “available for sale”. The Bank also holds $1.5 million of stock in the Federal Home Loan Bank of New York. Exhibit I-4 provides historical detail of the Bank’s investment portfolio over the lat two years.

Over the past five and one-half fiscal years, Fairport Savings’ funding needs have been substantially met through retail deposits, internal cash flows and borrowings. From the year ended June 30, 2002 through December 31, 2006, the Bank’s deposits increased at an annual rate of 7.0%. Similar to the growth in loans receivable, growth in deposits has been consistent over the time period shown growing from a low of $80.2 million at year end June 30, 2003 to $108.6 million at December 31, 2006. The increase in deposits was at a slightly slower pace compared to asset growth recorded during the period, and total deposits decreased from 84.7% of assets at year end June 30, 2002 to 71.1% of assets at December 31, 2006. Since December 31, 2005, the Bank has experienced a large increase in time deposits, while there has been a gradual reduction in savings and money market accounts. At December 31, 2006, transaction and savings accounts equaled 27.8% of total deposits, and time deposits, including IRAs, equaled 72.2% of total deposits.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth. The Bank’s use of borrowings has been limited to FHLB advances during the past five and one-half years and as the Bank continues to grow, FHLB advances will help supplement the deposit gathering function thereby easing any deposit shortfalls. Overall, borrowings increased from $1.0 million or 1.1% of assets at June 30, 2002 to $28.0 million or 18.3% of assets at December 31, 2006. The significant increase in borrowed funds in the last few years has served to reduce the Bank’s net interest income (as a result of higher interest costs) and reduced the Bank’s future borrowing capacity – both generally unfavorable trends in recent years.

RP® Financial, LC.
Page 1.7

The Bank’s capital increased at a 3.8% annual rate from year ended June 30, 2002 through December 31, 2006, reflecting the retention of earnings during that period. Equity growth combined with a slightly higher asset growth provided for a decrease in the Bank’s equity-to-assets ratio from 12.4% at year ended June 30, 2002 to 9.1% at December 31, 2006. All of the Bank’s capital is tangible capital and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2006. The addition of stock proceeds will serve to strengthen the Bank’s capital position.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the years ended June 30, 2002 through December 31, 2006. Earnings for the period ending December 31, 2004 reflect eighteen months of operations with ratios shown on an annualized basis. Over the past five and one-half years, the Bank’s earnings ranged from a high of 0.51% of average assets for the annualized from the eighteen months ended December 31, 2004 to a low of 0.16% of average assets for the year ended December 31, 2006. The recent decline in earnings is attributable to spread compression – a function of the Bank’s significant level of interest rate risk and the rising interest rate environment of the last two years. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Trends in both of these areas has been negative, as the Bank has experienced spread compression and has (and will) incur increases in operating expenses particularly as expenses from the newly opened branch office begin to affect the income statement. Non-interest operating income derived largely from retail banking activities has been a limited contributor to the Bank’s earnings. Loan loss provisions have had limited impact on the Bank’s earnings over the past five and one-half fiscal years.

Fairport Savings’ net interest income as a percent of average assets has fluctuated from a high of 3.34% annualized from the eighteen months ended December 31, 2004 to 2.52% for the year ended December 31, 2006. The changes in short and long term interest rates over the past several years have impacted the Bank’s net interest income, in particular the declining interest rate environment that existed through mid-2004 served to increase net interest income and earnings. Since fiscal 2005, as short-term interest rates have increased, the level of interest expense reported by the Bank has increased substantially, while the longer term fixed rate residential loans in portfolio maintained the yield on earning assets. The combination of these trends has adversely impacted the level of net interest income for the most recent twelve month period. The Bank’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Table 1.2
Fairport Savings Bank
Historical Income Statements

	Fiscal year ended June 30,				Eighteen month period ending December 31,		Fiscal year ended December 31,
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)(2)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$5,812	6.20%	$5,671	5.33%	$9,053	5.25%	$6,816	5.22%	$8,093	5.56%
Interest Expense	(3,157)	-3.37%	(2,354)	-2.21%	(3,294)	-1.91%	(2,978)	-2.28%	(4,421)	-3.04%
Net Interest Income	$2,655	2.83%	$3,317	3.12%	$5,759	3.34%	$3,838	2.94%	$3,672	2.52%
Provision for Loan Losses	(1)	0.00%	(172)	-0.16%	(54)	-0.03%	(26)	-0.02%	0	0.00%
Net Interest Income after Provisions	$2,654	2.83%	$3,145	2.96%	$5,705	3.31%	$3,812	2.92%	$3,672	2.52%

Other Income	$77	0.08%	$127	0.12%	$301	0.17%	$313	0.24%	$360	0.25%
Operating Expense	(2,123)	-2.26%	(2,458)	-2.31%	(4,666)	-2.70%	(3,440)	-2.63%	(3,688)	-2.53%

Net Income Before Tax	$608	0.65%	$814	0.77%	$1,340	0.78%	$685	0.52%	$344	0.24%
Income Taxes	(233)	-0.25%	(293)	-0.28%	(463)	-0.27%	(228)	-0.17%	(111)	-0.08%
Net Income (Loss)	$375	0.40%	$521	0.49%	$877	0.51%	$457	0.35%	$233	0.16%

Expense Coverage Ratio	125.1%		134.9%		123.4%		111.6%		99.6%
Efficiency Ratio	77.7%		71.4%		77.0%		82.9%		91.5%
Effective Tax Rate	38.3%		36.0%		34.6%		33.3%		32.3%

(1)	Ratios are as a percent of average assets.
(2)	Ratios for the eighteen month period have been annualized.

Source:	Audited financial statements and RP Financial calculations.

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Page 1.9

Other income has been a limited contributor to the Bank’s earnings over the past five and one-half years, reflecting the Bank’s adherence to a traditional thrift operating philosophy and resultant limited levels of other products and services that generate non-interest operating income. Revenue from the Bank’s subsidiary operations and fees and service charges earned on deposit accounts constitute the largest source of non-interest operating income for the Bank. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.08% of average assets for the year ended June 30, 2002 to 0.25% of average assets for the year ended December 31, 2006. The increase in other income has been driven by new marketing efforts to attract core checking accounts and establishment of a subsidiary operation engaged in the sale of annuities and securities. Notwithstanding, the potential increase in non-interest operating income that may be realized through growth of transaction deposits or the increase in other fee-oriented services, Fairport Savings’ earnings can be expected to remain highly dependent upon the net interest margin.

Operating expenses represent the other major component of the Bank’s income statement, ranging from a low of 2.26% of average assets for the fiscal year ended June 30, 2002 to a high of 2.70% of average assets annualized for the eighteen months ended December 31, 2004. For the most recent twelve month period, operating expenses totaled $3.7 million, or 2.53% of average assets. The balance of operating expenses has been increasing during the past five and one-half years, due to increases in most expense areas, including compensation and benefits, and more recently, increases in advertising and depreciation. In addition, upward pressure will be placed on the Bank’s operating expenses due to the opening of the Irondequoit branch in January 2007 and, following the stock offering, due to expenses associated with operating as a publicly-traded company including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses.

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Page 1.10

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since fiscal 2003 have translated into a declining expense coverage ratio (net interest income divided by operating expenses). The Bank’s expense coverage ratio equaled 1.35x during 2003 versus a comparable ratio of 1.00x times during the twelve months ended December 31, 2006. The weakening of the Bank’s expense coverage ratio was realized through a combination of increases in operating expenses and declines in net interest income. Similarly, as the result of these factors, Fairport Savings’ efficiency ratio (defined as operating expenses, net of amortization of goodwill and intangibles, as a percent of the sum of net interest income and non-interest operating income) of 91.5% for the twelve months ended December 31, 2006 was less favorable than the 71.4% efficiency ratio maintained during 2003.

Loan loss provisions have generally had a limited impact on the Bank’s earnings over the past five and one half years, with the amount of loan loss provision established based on such factors as loan growth, loan portfolio composition, seasoning of the loan portfolio, trends in non-performing loans, loan charge-offs, past loss experience and economic trends in the Bank’s lending area. Over the past five and one-half years, the highest loan loss provisions established by the Bank equaled $0.2 million 0.16% of average assets in fiscal 2003. For the year ended December 31, 2006, the Bank recorded no provisions for loan losses and at year end maintained allowance for loan losses of $0.3 million, equal to 188.3% of non-accruing loans and accruing loans more than 90 days past due and 0.27% of net loans receivable. Exhibit I-6 sets forth the Bank’s allowance for loan loss activity during the past two and one-half years.

The Bank has recorded substantially no non-operating income or losses since fiscal 2002. For the twelve months ended December 31, 2006, the Bank’s effective tax rate equaled 32.3%, which approximated the Bank’s effective tax rate for the previous year as well. As set forth in the prospectus, the Bank’s marginal effective tax rate equals 35.0%.

Interest Rate Risk Management

The Bank’s lending and funding strategies have resulted in an above-average level of interest rate risk. Specifically, growth in the Bank’s loan portfolio over the last several years has

RP® Financial, LC.
Page 1.11

 been driven by the origination and retention in portfolio of fixed rate 1-4 family loans which decreased the interest sensitivity of interest earning assets. At the same time, consumer preference for short-term deposits has resulted in an interest sensitive portfolio of interest bearing liabilities. This combination has exposed the Bank to reductions in net interest income and earnings as interest rates have increased in the past two years. Management of the Bank’s interest rate risk is conducted on an ongoing basis and is reviewed formally by the asset/liability committee (“ALCO”) of the Board on the periodic basis. The Bank utilizes both an internal model and the interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review the level of interest rate risk. These analyses measure interest rate risk by computing changes in net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates. Based on this analysis, as of December 31, 2006, a 200 basis point instantaneous and sustained rise in interest rates would result in a 32% decline in net portfolio value (see Exhibit I-7).

Based on the information in Exhibit I-7, Fairport Savings operates with a relatively high level of interest rate risk. This risk has resulted in significant reductions in net interest income and earnings. In response, the Bank has implemented a number of strategies to reduce and manage interest rates risk. Asset oriented strategies include maintaining a portfolio of cash and investments with short terms to maturity, originating wherever possible adjustable rate 1-4 family loans and short term fixed rate 1-4 family loans, and selling a portion of longer term fixed rate loans on a servicing retained basis. The strategy of attracting adjusting rate loans has met with limited success. As of December 31, 2006, of the total loans due after December 31, 2007, adjustable rate loans comprised 14.5% of the Bank’s loan portfolio (see Exhibit I-8). Liability strategies to management interest rate risk include an aggressive marketing campaign to attract “totally free checking” accounts to provide core deposits and utilizing longer term FHLB advances to fund lending activities. Other efforts have included increasing the level of non-interest income by diversifying the Bank’s operations. The infusion of stock proceeds will complement the Bank’s efforts to reduce interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets, thereby, strengthening the Bank’s IEA/IBL ratio.

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Page 1.12

Lending Activities and Strategy

The Bank’s lending activities have traditionally emphasized 1-4 family loans and 1-4 family loans continue to comprise the largest portion of the loan portfolio. Beyond 1-4 family loans, other lending activities include home equity lines of credit, commercial real estate, multi-family, construction and other loans. Going forward, the Bank’s lending strategy is to continue to pursue a moderate amount of other lending activities beyond traditional residential lending. However, the origination of 1-4 family loans is expected to remain as the dominant component of the Bank’s lending activities. Exhibit I-9 provides historical detail of Fairport Savings’ loan portfolio composition over the past two years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of December 31, 2006.

Fairport Savings offers fixed and adjustable rate 1-4 family permanent mortgage loans. In the current interest rate environment, fixed rate loans have constituted the majority of the Bank’s 1-4 family loan volume. The Bank offers fixed rate mortgage loans with terms of up to 30 years and are fully amortizing with monthly loan payments. The Bank also offers adjustable rate mortgage loans that provide an initial fixed interest rate for one, three, five, seven or ten years and that amortize over a period of up to 30 years. The Bank also originates fixed rate mortgage loans with terms of less than 15 years but at rates applicable to the 15 year loan and offers “interest only” loans where the borrower pays interest for an initial period after which the loan converts to a fully amortizing loan. 1-4 family loans are generally underwritten to Freddie Mac guidelines, but the Bank will also originate loans that exceed the size limitation of Freddie Mac up to a maximum loan amount generally of $750,000. Loan-to-value ratios are generally limited to 90%, unless private mortgage insurance is utilized. The Bank’s current practice is to sell a portion of longer term fixed rate loans on a servicing retained basis. The majority of all loans are, however, held as portfolio loans. As of December 31, 2006, the Bank’s 1-4 family loan portfolio totaled $109.8 million or 90.6% of total loans outstanding.

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Page 1.13

The primary area of diversification in the loan portfolio is home equity lines of credit. Home equity lines are generally secured by a second mortgage on 1-4 family properties. The underwriting standards for home equity lines include an assessment of the applicant’s credit history and ability to meet payment obligations and the value of the collateral securing the loan. The combined loan-to-value ratio for home equity lines is generally limited to 90%. Home equity lines are generally offering with adjustable rate terms tied to the prime rate a reported in The Wall Street Journal. As of December 31, 2006, the Bank’s portfolio of home equity lines totaled $6.9 million or 5.7% of loans receivable.

The Bank also offers multi-family and commercial real estate secured loans. Commercial real estate loans are secured by office buildings, mixed use properties, places of worship and other commercial properties. This lending activity has not been a strategic focus for the Bank in past years. However, such loans are considered desirable due to their higher interest rates and generally shorter terms to maturity than 1-4 family loans. Multi-family loans and commercial real estate loans are offered with either fixed or adjustable interest rates with terms extending to 20 years. Adjustable rate loans are tied to a Treasury index subject to periodic and lifetime limitations on interest rate changes. Loans are generally underwritten to a maximum 70% loan-to-value ratio and a debt service coverage ratio of no more than 120%. Multi-family and commercial real estate loans generally involve a greater deal of credit risk than 1-4 family loans and carry larger balances. The Bank does not plan a significant increase in multi-family and commercial real estate lending due to limitations on staffing and the added risk that such lending entails. As of December 31, 2006, the Bank’s portfolios of multi-family and commercial real estate loans totaled $1.0 million and $2.7 million, respectively, representing 0.9% and 2.3% of total loans receivable.

The Bank also offers construction and other loans to its customers. Construction loans are offered to borrowers to construct personal residences by qualified builders and are generally construction/permanent loans. Other loans are primarily consumer loans including auto, passbook, overdraft and unsecured loans. As of December 31, 2006, the construction loan and other loan categories totaled $0.4 million and $0.2 million, respectively, representing 0.3% and 0.2% of total loans receivable.

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Page 1.14

Lending activities are conducted by the Bank’s loan personnel operating through the offices and through local mortgage brokers. The majority of 1-4 family loans are broker originated loans although additional activity is provided by in-house loan representatives, referrals from existing or past customers and be referrals from local builders and real estate brokers. Lending is conducted in the primary market area surrounding the branch offices. Exhibit I-11 provides a summary of the Bank’s lending activities over the past two years. Total loans originated increased from $21.9 million in the year ended December 31, 2005 to $26.4 million in the year ended December 31, 2006. Originations of 1-4 family mortgage loans accounted for the most active lending area for the Bank during the past two years, with such originations totaling $22.9 million or 86.7% of total loans originated. The second largest balance of loans originated consisted of home equity lines, totaling $2.3 million, or 8.7% of total originations. The Bank sells a small amount of its loan production on a servicing retained basis. For the fiscal year ended December 31, 2006, the Bank sold $1.2 million of 1-4 family loans in this manner. At December 31, 2006, the principal balance of loans serviced for others totaled $1.9 million.

Asset Quality

The Bank’s historical 1-4 family lending emphasis, favorable real estate market conditions and credit risk management strategies have generally supported favorable credit quality measures. As shown in Exhibit I-12, the Bank had non-performing assets of just $265,000 and $171,000 at the years ended December 31, 2005 and December 31, 2006, respectively. Non-performing assets at year end 2006 were comprised solely of non-performing loans with no foreclosed real estate and totaled 0.14% of total loans and 0.11% of total assets. To track the Bank’s asset quality and the adequacy of valuation allowances, Fairport Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2006, the Bank maintained valuation allowances of $322,000, equal to 0.27% of loans receivable and 188.3% of non-performing assets.

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Page 1.15

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary source of funds and at December 31, 2006 deposits accounted for 71.1% of Fairport Savings’ funding liabilities and capital. Exhibit I-13 sets forth the Bank’s deposit composition for the past two years and Exhibit I-14 provides the maturity composition of the jumbo CD portfolio at December 31, 2006. The Bank’s deposit composition is concentrated in CDs, and as of December 31, 2006, the CD portfolio including IRA accounts totaled $78.9 million or 72.2% of total deposits. As of December 31, 2006, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $14.3 million or 18.1% of total CDs. The Bank does not hold any brokered CDs.

Lower cost savings and transaction accounts comprise the balance of the Bank’s deposit composition, with such deposits amounting to $30.3 million or 27.8% of total deposits at December 31, 2006. Comparatively, the concentration of core deposits comprising total deposits equaled $32.2 million or 31.1% of total deposits at year ended December 31, 2005. The reduction in core deposits since year ended December 31, 2005 has consisted mostly of savings and money market account deposits. Increasing the concentration of core deposits in the deposit base is a strategic initiative that has been targeted in the Bank’s business plan, in which checking accounts will be pursued as the primary source of core deposit growth. To this end, the Bank is pursuing a structured marketing program provided by a third party vendor to attract and retain checking accounts under the “totally free” marketing programs. The Bank’s core deposits currently consist mostly of savings and money market accounts, which totaled $12.0 million and $10.6 million, respectively, at December 31, 2006. In addition, the Bank held $14.9 million of IRA account deposits held in CDs. Although such deposits are generally long-term in nature, they tend to be generally higher cost deposits.

Borrowings serve as an alternative funding source for the Bank to support asset growth and supplement retail deposits. The Bank’s utilization of borrowings has typically been limited to advances from the FHLB of New York. Fairport Savings maintained $28.8 million of FHLB advances at December 31, 2006, which had maturity dates ranging from January 2007 through June 2016 and included overnight advances, amortizing advances, floating rate advances and fixed rate advances. Exhibit I-15 provides further detail of Fairport Savings’ borrowing activities during the past two years. To the extent additional borrowings are required to fund growth, FHLB advances would likely continue to be the primary source of borrowings utilized by the Bank.

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Page 1.16

Subsidiary Operations

The Bank maintains one wholly-owned subsidiary called Oakleaf Services Corporation, a brokerage subsidiary that provides annuities, insurance products and mutual funds. At December 31, 2006, the Bank had an investment in Oakleaf of $50,000 and during the year ended December 31, 2006 the Bank derived $160,000 of fee income from Oakleaf.

Legal Proceedings

The Bank is periodically involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Bank’s financial condition and results of operations. At December 31, 2006, the Bank was not involved in any legal proceedings.

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Page 2.1

II. MARKET AREA

Introduction

Fairport Savings serves selected suburban markets surrounding the city of Rochester, New York through three facilities in Monroe County, New York, including the main office in Fairport, and a branch office in Penfield and a newly opened branch office located in Irondequoit. Although the facilities serve the greater Rochester area, the primary business conducted by Fairport Savings are in the suburban communities surrounding the main office and branches. Fairport Savings’ activities are largely conducted within the markets served by the retail branches and surrounding contiguous markets. Exhibit II-1 provides information on the Bank’s office facilities.

The primary market area served by the Bank is within the Rochester metropolitan area representing one of the largest sources of economic activity in upstate New York. The Bank’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Bank has more limited resources and a smaller market presence than many of its competitors. The primary market area economy is fairly diversified, with services, wholesale/retail trade, manufacturing and government constituting the basis of the primary market area economy.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

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Page 2.2

Market Area Demographics

Key demographic and economic indicators in the Bank’s market area include population, number of households and household/per capita income levels. Demographic data for Monroe County, as well as comparative data for New York and the U.S., is provided in Table 2.1.

Monroe County is a large, growing suburban market, dominated by the presence of the city of Rochester, the third largest city in the state. The Bank’s market area county recorded a population base of 746,000 as of 2006. Since 2000, population growth in Monroe County (0.3%) has been slightly lower than the statewide (0.6%) and national (1.5%) averages and household growth closely paralleled population growth with Monroe County experiencing a slower rate of growth than the comparatives. Population and household growth for the primary market area is projected to remain slightly below the comparable projected growth rates for the U.S. and New York over the next five years.

In Monroe County, median household income was higher and per capita income was in between the averages for the state of New York and the U.S. The higher income measure indicated for Monroe County reflects the influence of economic activity in the Rochester metropolitan area and the larger base of professional and white collar jobs in the area. The affluent nature of Monroe County is further implied by household income distribution measures, which show that, in comparison to New York and the United States, Monroe County maintains a lower percentage of households with incomes of less than $25,000 and a higher percentage of households with incomes in the upper income brackets.

Importantly, while income growth rates are modestly below the level for the state, they are slightly higher than the national aggregate and moderate population growth overall coupled with increasing income levels projected for Monroe County should enhance the Bank’s ability to achieve growth objectives targeted herein.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, economic data for March 2006 generally reflected a strong economy, based on robust numbers for retail sales, new home sales and durable-goods orders. The national unemployment rate for March declined to 4.7%, with over 200,000 jobs added during the month. First quarter GDP growth was revised upward to an annual rate of 5.3% compared to an original estimate of 4.7%.

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Page 2.3

Table 2.1
Fairport Savings Bank
Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2006	2011	2000-06	2006-2011
Population(000)
United States	281,422	303,582	323,786	1.5%	1.3%
New York	18,976	19,533	19,954	0.6%	0.4%
Monroe County	735	746	754	0.3%	0.2%

Households(000)
United States	105,480	114,050	121,863	1.6%	1.3%
New York	7,057	7,253	7,421	0.5%	0.5%
Monroe County	287	290	294	0.3%	0.3%

Median Household Income($)
United States	$42,164	$51,546	$60,704	4.1%	3.3%
New York	43,582	54,403	64,999	4.5%	3.6%
Monroe County	44,898	55,610	66,116	4.4%	3.5%

Per Capita Income($)
United States	$21,587	$27,084	$32,982	4.6%	4.0%
New York	23,389	30,095	37,345	5.2%	4.4%
Monroe County	22,821	28,802	35,334	4.8%	4.2%

2006 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000 to $100,000	$100,000+
United States	22.7%	25.8%	31.8%	19.8%
New York	23.7%	22.6%	30.0%	23.7%
Monroe County	21.0%	23.7%	32.5%	22.8%

Sources: SNL Financial

RP® Financial, LC.
Page 2.4

Economic data at the start of the second quarter 2006 was somewhat mixed. April data for retail sales, manufacturing activity and new home sales all showed positive trends, while, comparatively, durable-goods orders were down sharply in April, existing home sales were lower in April and the pace of job growth slowed in April. The national unemployment rate for April held steady at 4.7%. Following a strong rise in manufacturing activity during April, the index for manufacturing activity fell in May. The pace of job growth slowed further in May, although the May national unemployment rate dipped to 4.6% which was the lowest rate since the summer of 2001. In a sign that higher gasoline prices and weaker home sales may be slowing the economy, retail sales rose only 0.1% in May from April. Weaker consumer demand also translated into a decline in factory output for May. New home sales rose in May for the third straight month, but sales of existing homes fell in May reflecting the impact of higher interest rates. While first quarter GDP growth was revised upward to a 5.6% annual rate, second quarter growth was expected to be much slower. Job growth in June fell short of expectations, but the unemployment rate for June held steady at 4.6%. While strong business investment provided for a jump in U.S. industrial production in June, other data reflected a slowing economy. Home sales of new and existing homes fell in June, while inventories of homes for sale swelled to a nine year high. Second quarter GDP slowed to a 2.5% annual rate and June durable-goods orders excluding defense products increased at a slower pace.

Despite signs of a cooling economy and record high oil prices, consumer confidence edged up in July 2006. Manufacturing activity picked up in July and retail sales were up in July as well, while the number of jobs added in July was less than forecasted. The national unemployment rate for July rose to 4.8%, the first increase since February 2006. Other signs of slower economic growth included the index of leading indicators easing slightly in July and July sales of existing and new homes tumbling, while the inventory of unsold homes rose to a record high. Consumer spending was up strongly in July, but retailers reported mixed sales for August. Solid job growth provided for a dip in the August unemployment rate to 4.7%. Home inventories continued to rise in August, which translated in fewer housing starts in August. Existing home sales also declined in August, which put downward pressure on home prices with the median home price for existing home sales falling in August for the first time since 1995. Durable-goods orders fell in August, while new home sales posted an unexpected gain in August. Job growth slowed in September, but the unemployment rate edged down to 4.6%. Overall, the economy grew at a 2.0% annual rate in the third quarter.

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Page 2.5

The mid-October 2006 release of the Federal Reserve’s “beige book” indicated that consumer spending remained strong, despite the slowdown in the housing market. The Federal Reserve’s “beige book” also found job markets tightening across the U.S., but without an accompanying increase in wages. Falling gas prices supported a solid increase in September retail sales. Excluding gas sales, retail sales increased 0.6% in September. While new home construction rose in September, building permits declined pointing to a softening in residential construction. Lower median home prices and a decline in construction spending in September provided further evidence of a cooling housing market, while new home sales fell 3.2% in September. A slowing economy was also indicated by a decline in industrial output in September and a decline in manufacturing activity in October. At the same time the economy showed signs of resilience, as the October unemployment rate dropped to a five-year low of 4.4% and retail sales, excluding gas sales, rose in October. New home building rose in November, despite the glut of unsold homes on the market, and retail sales rose more than expected in November. The November employment report showed continued job growth, but the unemployment rate edged up to 4.5%. In a sign that the housing slump could be bottoming out, sales of new and existing homes rose in November. Retailers reported a modest increase in December same store sales, while job growth was stronger than expected in December. The December unemployment rate held steady at 4.5%. Housing starts rose in December, although the housing market remained weak. Fourth quarter GDP increased at a 3.5% annual rate.

Signs of slower economic growth continued to emerge at the start of 2007, as manufacturing activity declined in January. The employment report for January was also less favorable, based on fewer jobs added and an increase in the unemployment rate to 4.6%. Retails sales were flat in January, while economic activity in the service sector continued to expand during January.

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Page 2.6

In terms of interest rate trends over the past year, interest rates edged higher in early-March 2006 reflecting growing expectations that foreign central banks would keep raising interest rates based on forecasts of an improving global economy. A positive report on consumer-price inflation for February helped to pull Treasury yields lower in mid-March, while, comparatively, an upward revision to consumer-price inflation for the fourth quarter of 2005 and a quarter point rate hike by the Federal Reserve with hints of more rate increases to come pushed Treasury yields higher at the close of the first quarter.

The upward trend in interest rates continued into the second quarter of 2006, with the yield on the 10-year Treasury note moving above 5.0% in mid-April for the first time since mid-2002. Economic data showing a strengthening economy and higher consumer prices pushed bond yields higher into early-May, reflecting growing expectations that more rate increases were in store from the Federal Reserve to contain inflation. As expected, the Federal Reserve concluded its May meeting by increasing the federal funds rate another quarter point to 5.0% and kept its options open for future rate increases. Interest rates stabilized during the second half of May and then edged lower in early-June on news that job growth was weaker than expected during May. A 2.4% increase in core consumer prices for May pushed interest rates higher in mid-June, as expectations increased that the Federal Reserve would raise interest rates again despite signs of a cooling economy. Inflation concerns pushed the yield on the 10-year Treasury note to a four year high in late-June. The Federal Reserve concluded its late-June meeting by raising the federal funds rate a quarter point to 5.25%, its 17th straight rate increase. Bond prices rallied following the Federal Reserve meeting, as the Federal Reserve’s statement suggested that a pause in the current cycle of rate increases may be appropriate.

Long-term Treasury yields eased lower at the start of the third quarter of 2006, based on expectations of a cooling economy as reflected by the weaker than expected job growth in the June employment data. A flight to safety, amid violence in the Middle East, furthered the upward trend in bond prices in mid-July. Economic data showing economic growth slowing and comments from the Federal Reserve Chairman that slower economic growth was expected to reverse the rise in inflation extended the bond rally through the end of July, with the yield on the 10-year Treasury note dipping below 5.0% in late-July. Weaker than expected job growth in July continued the downward trend in long-term Treasury yields in the first week of August, as the yield on the 10-year Treasury note dipped to a four-month low of 4.90%. Long-term Treasury yields continued to ease lower into the second half of August, as the Federal Reserve left rates unchanged at 5.25%, its first pause after two years of steady increases. Modest increases in producer prices and core consumer prices for July, as well as weaker home sales in July, sustained the downward trend in long-term interest rates into late-August. After stabilizing in the first half of September, long-term Treasury yields trended lower during the balance of September amid signs of slower economic growth. The September meeting of the Federal Reserve concluded with no change in interest rates.

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Page 2.7

The rally in long-term Treasury bonds extended into early-October 2006, as the Federal Reserve Chairman suggested that the sinking housing market could slow economic growth in the U.S. Growing expectations that the Federal Reserve would leave rates unchanged at its next meeting reversed the downward trend in interest rates heading into mid-October. Interest rates stabilized ahead of the Federal Reserve meeting in October and then trended lower in late-October as the Federal Reserve held rates steady as expected. After edging up slightly in early-November, long-term Treasury yields declined slightly in mid-November on upbeat comments by the St. Louis Federal Reserve about interest rates. A smaller than expected increase in core consumer prices for October also served to boost bond prices in late-November. Interest rates stabilized in early-December and then edged higher following the November employment report which reflected solid job growth. The Federal Reserve left interest rates unchanged at its mid-December meeting, indicating that inflation remained its principal concern. There was little change in interest rates through most of December with the inverted yield curve remaining inverted for a longer period than many economists had forecast

A stable interest rate environment continued to prevail at the beginning of 2007, which was followed by a mild upward trend in interest rates in mid-January. Lower oil prices and increased expectations of the Federal Reserve not cutting rates anytime soon contributed to the rise in long-term Treasury yields. Following the Federal Reserve’s decision to leave rates unchanged at its end of January, interest rates stabilized during the first half of February. Treasury bonds rallied in mid-February, based on indications from the Federal Reserve Chairman that inflation was headed lower. As of February 20, 2007, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 5.05% and 4.69%, respectively, versus comparable year ago yields of 4.68% and 4.54%.

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Page 2.8

Regional Economy

The Bank’s primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, manufacturing and government serving as the basis of the regional economy. Service jobs represented the largest employment sector in Monroe County. Jobs in the wholesale/retail trade constituted the second largest employment sector, while manufacturing jobs provided the third largest source of jobs in Monroe County. The Rochester area’s increasingly diversified economy continues to support the growth of entrepreneurship throughout the region. Table 2.2 provides an overview of employment by sector for Monroe County and the state of New York.

Table 2.2
Primary Market Area Employment Sectors
(Percent of Labor Force)(1)

Employment Sectors	New York	Monroe
Services	44.7%	45.9%
Government	14.2	11.0
Wholesale/Retail	13.5	13.9
Fin., Ins. & Real Estate	10.3	6.8
Manufacturing	5.9	13.5
Construction	4.4	3.9
Transportation & Warehousing	3.0	1.8
Information	2.9	2.6
Other	1.1	0.6
	100.0%	100.0%

(1)	As of 2004.

Source: Regional Economic Information System Bureau of Economic Analysis.

The Rochester area is home to a number of international businesses, including Fortune 1000 companies Eastman Kodak, Constellation Brands, and Paychex. Other international companies with local headquarters are Bausch & Lomb, Sutherland Global Services, Rochester Midland Corporation, and Gleason Corporation. Xerox, while no longer headquartered in Rochester, has its principal offices and manufacturing facilities in the Rochester area. Because of the high prevalence of imaging and optical science among the industry and the universities, Rochester is known as the world capital of imaging. The Institute of Optics of the University of Rochester is ranked number one in the country, and the Rochester Institute of Technology has one of the best imaging science departments in the country. In 2005, the University of Rochester became the largest employer in the Rochester area, with 17,075 employees.

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Page 2.9

Comparative unemployment rates for Monroe County, as well as for the U.S. and New York, are shown in Table 2.3. December 2006 unemployment rates for Monroe County equaled 3.8%, respectively, versus a comparable unemployment rate of 4.6% for New York and 4.5% for the U.S. Similar to the U.S. and New York, the December 2006 unemployment rates for Monroe County was lower compared to a year ago.

Table 2.3
Unemployment Trends (1)

Region	December 2005 Unemployment	December 2006 Unemployment
United States	4.9%	4.5%
New York	5.0	4.6
Monroe County	4.4	3.8

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Trends

The Bank’s retail deposit base is closely tied to the economic fortunes of Monroe County, in particular, the markets that are nearby to one of Fairport Savings’ office locations. Table 2.4 displays deposit market trends from June 30, 2003 through June 30, 2006 for the branches that were maintained by the Bank during that period. Additional data is also presented for the state of New York. The data indicates that Monroe County’s balance of total bank and thrift deposits has largely declined in the past three years, due to a large decline in bank deposits because of recent consolidation in the industry. Consistent with the state of New York, commercial banks maintained a larger market share of deposits than savings institutions in Monroe County. For the three year period covered in Table 2.4, savings institutions experienced an increase in deposit market share in Monroe County.

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Page 2.10

Table 2.4
Fairport Savings Bank
Deposit Summary

	As of June 30,
	2003			2006			Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2003-2006
	(Dollars in Thousands)						(%)
State of New York	$584,129,616	100.0%	4,655	$800,147,185	100.0%	5,126	11.1%
Commercial Banks	493,152,068	84.4%	3,581	701,529,775	87.7%	3,924	12.5%
Savings Institutions	90,977,548	15.6%	1,074	98,617,410	12.3%	1,202	2.7%

Monroe County	$19,763,418	100.0%	185	$9,540,994	100.0%	191	-21.6%
Commercial Banks	19,604,658	99.2%	179	9,212,749	96.6%	179	-22.3%
Savings Institutions	158,760	0.8%	6	328,245	3.4%	12	27.4%
Fairport SB	90,676	0.5%	2	115,204	1.2%	2	8.3%

Sources: FDIC and SNL Financial.

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Page 2.11

The Bank’s approximate $115.2 million of deposits at the Monroe County branches represented a 1.2% market share of thrift and bank deposits at June 30, 2006. As part of the Rochester metropolitan area, the Monroe County market is a highly competitive banking market where the Bank competes against significantly larger competitors as well as a number of locally-based institutions that operate primarily in the Rochester MSA. During the three year period covered in Table 2.4, an 8.3% annual deposit growth rate in Monroe County translated into an increase in the Bank’s deposit market share from 0.5% at June 30, 2003 to 1.2% at June 30, 2006. The Bank’s new branch, which opened in January 2007 in Irondequoit, will help to increase in market share throughout the next year. The Bank also plans on opening a number of branches in the eastside suburbs of Rochester within the next five years, which will help Fairport Savings to continue to increase in deposits and market share.

Competition

The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions and credit unions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Fairport Savings. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.5 lists the Bank’s largest competitors in the county currently served by its branches, based on deposit market share as noted parenthetically. The Bank’s market share and market rank are also provided in Table 2.5.

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Page 2.12

Table 2.5
Fairport Savings Bank
Market Area Deposit Competitors

Location	Name
Monroe County	M&T Bank Corporation (23.9%)
HSBC Holdings (22.1%)
JP Morgan Chase & Co. (19.9%)
Royal Bank of Scotland Group (15.9%)
Bank of America Corporation (4.8%)
Canandaigua National Corp. (4.5%)
KeyCorp (3.5%)
First Niagara Financial Group (2.2%)
Fairport SB (1.2%) – Rank of 9

Sources: SNL Financial and FDIC.

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Page 3.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Fairport Savings’ operations versus a group of comparable companies (the “Peer Group”), selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Fairport Savings is provided by these public companies. Factors affecting the Bank’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Fairport Savings and the Peer Group, will then be used as a basis for the valuation of Fairport Savings’ to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 40 publicly-traded institutions operating as subsidiaries of MHCs. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

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Page 3.2

Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Fairport Savings’ valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Bank’s Peer Group is consistent with the regulatory guidelines and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions, including institutions whose shares are traded on the bulletin board or in the “pink sheets” are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

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Page 3.3

Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group’s reported financial data and the financial data of Fairport Savings are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. Exhibit III-2 The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Selection of Peer Group

Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New York-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Fairport Savings. Although the universe of publicly-traded institutions in the MHC form of ownership is relatively limited, a large number of the smaller MHC institutions are headquartered in the State of New York. This provides a relatively good base of candidates from which to form a representative Peer Group for valuation purposes. The selection criteria we applied was a two step process:

Selection #1. Smaller New York MHCs. Our first selection criteria was to consider MHC institutions headquartered in New York that reported assets less than $500 million. These institutions would share the same general market area as Fairport Savings and would similarly operate with limited financial resources given their smaller sizes. A total of six (6) institutions met this selection criterion. All six institutions have been in MHC form for over one year and none are currently pursuing a second step conversion or other transaction that might cause their trading prices to be distorted. With no reason for exclusion, we included all six New York MHC institutions in the Peer Group.

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Page 3.4

Selection #2. Smaller Mid-Atlantic MHCs. Our second selection criterion was to consider MHC institutions from the broader regional market area of the mid-Atlantic and New England states with assets less than $500 million. These institutions share the same regional market area as Fairport Savings and operate with similar limited resources. A total of six (6) institutions met this selection criterion. Of those institutions, we excluded from consideration those institutions that have been in public form for less than one year, resulting in the exclusion of two institutions. With no reason for excluding the other companies, we included the four remaining Mid-Atlantic and New England MHC institutions in the Peer Group to result in a total of ten (10) institutions consistent with regulatory policy:

Selection #1. New York MHCs < $500 million			Asset Size
1.	GOV	Gouverneur Bancorp MHC of NY	$132 million
2.	GCBC	Green County Bancorp MHC of NY	$312 million
3.	LSBK	Lake Shore Bancorp MHC of NY	$350 million
4.	NECB	NE Community Bancorp MHC of NY	$290 million
5.	ONFC	Oneida Financial MHC of NY	$434 million
6.	PBHC	Pathfinder Bancorp MHC of NY	$298 million

Selection #2, Mid-Atlantic and New England MHCs < $500 million
7.	COBK	Colonial Bank MHC of NJ	$379 million
8.	FFCO	FFCO FirstFed Financial MHC of PA	$284 million
9.	MGYR	Magyar Bancorp MHC of NJ	$449 million
10.	NVSL	Naugatuck Valley Financial MHC of CT	$414 million

* Selection #2 institutions excluded due to recent conversion
	ALLB	Alliance Bank MHC of PA	$424 million
	MSBF	MSB Financial Corp MHC of NJ	$328 million

The asset sizes of the Peer Group companies ranged from $132 million to $449 million. Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Fairport Savings, we believe such companies form a good basis for the valuation of Fairport Savings, subject to certain valuation adjustments.

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Page 3.5

[Table Filed via Form SE]

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Page 3.6

In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (14.47% of assets versus 12.08% for the all public average), generate comparable earnings on a return on average assets basis (0.51% ROAA versus 0.60% for the all public average), and generate a lower return on equity (4.16% ROE versus 6.42% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions both as reported and on a fully-converted basis.

	All Publicly-Traded	Peer Group Reported Basis	Fully Converted Basis (Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	$3,017	$334	$371
Equity/Assets (%)	12.08%	14.47%	22.71%
Return on Assets (%)	0.60%	0.51%	0.64%
Return on Equity (%)	6.42%	4.16%	3.11%

Pricing Ratios (Averages)(1)
Price/Earnings (x)	19.51x	24.05x	25.41x
Price/Book (%)	150.95%	163.17%	91.18%
Price/Assets (%)	18.24%	23.56%	20.77%

(1)	Based on market prices as of February 23, 2007.

The following sections present a comparison of Fairport Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Fairport Savings and the Peer Group. Fairport Savings’ and the Peer Group’s ratios reflect balances as of December 31, 2006,

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Page 3.7

[Table Filed via Form SE]

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Page 3.8

unless otherwise indicated for the Peer Group companies. Fairport Savings’ net worth base of 9.1% was below the Peer Group’s average net worth ratio of 14.5%. The Bank’s pro forma capital position will increase with the addition of stock proceeds and will be more comparable to the Peer Group’s. Tangible equity-to-assets ratios for the Bank’s and the Peer Group equaled 9.1% and 13.8%, respectively, as the average balance of goodwill and intangibles maintained by the Peer Group equaled 0.6% of assets. The increase in Fairport Savings’ pro forma capital position will diminish somewhat the Bank’s interest rate risk and should enhance future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will also result in a relatively low return on equity initially following the stock offering. Both Fairport Savings’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Bank’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will be more comparable to the Peer Group’s ratios.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Fairport Savings and the Peer Group. The Bank’s loans-to-assets ratio of 79.0% exceeded the comparable Peer Group ratio of 66.6%. Consequently, the Bank’s total amount of cash and investments of 17.6% was materially lower than the comparable ratio for the Peer Group of 26.7%. Overall, Fairport Savings’ interest-earning assets amounted to 96.6% of assets, which exceeded the comparable Peer Group ratio of 93.3%.

Fairport Savings’ funding liabilities reflected a funding strategy that was similar to that of the Peer Group’s funding composition, i.e. primary dependence on deposits with moderate use of borrowed funds. The Bank’s deposits equaled 71.1% of assets, which was slightly above the comparable Peer Group ratio of 70.7%. Comparatively, borrowings accounted for a higher portion of the Bank’s interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 18.3% and 13.3% for Fairport Savings and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 89.4% and 84.0%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will be more comparable to the Peer Group’s ratio.

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Page 3.9

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is weaker than the Peer Group’s ratio, based on IEA/IBL ratios of 108.1% and 111.1%, respectively. The additional capital realized from stock proceeds should serve to provide Fairport Savings with an IEA/IBL ratio that that is fairly comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Fairport Savings’ growth rates are based on annualized growth for the twelve month period ended December 31, 2006, while the Peer Group’s growth rates are based on annual growth for the twelve months ended December 31, 2006 or the most recent period available. Fairport Savings’ assets increased at a 6.8% annualized rate, while the Peer Group posted an asset growth rate of 10.3%. Asset growth for both the Bank and the Peer Group was driven by growth in loans receivable, with the Bank recording loan growth of 11.6% compared to the Peer Group growth rate of 11.3%. Both the Bank and the Peer Group recorded moderate shrinkage in the aggregate balances of cash and investments, with shrinkage of 12.7% and 7.0% respectively, as both utilized existing liquid assets to partially fund the growth in loans receivable.

The Bank recorded deposit growth of 1.7% for the period, which, along with a 35.6% increase in borrowed funds, funded the Bank’s asset growth. Comparatively, the Peer Group had a lower average deposit growth rate of 5.3% and average growth in borrowings of 5.7%. The Bank’s increasing reliance on borrowed funds to support growth in the balance sheet compares unfavorably to the Peer Group’s greater reliance on using retail deposits as a funding source. Capital growth rates posted by the Bank and the Peer Group equaled 1.9% and 2.7%, respectively. The Bank’s lower capital growth rate is primarily due to weaker earnings than the Peer Group company, a comparison that is even less favorable after considering that the Peer Group’s capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds will likely depress the Bank’s capital growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

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Page 3.10

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended December 31, 2006, unless otherwise indicated for the Peer Group companies. Fairport Savings and the Peer Group reported net income to average assets ratios of 0.16% and 0.50%, respectively. The Bank operated with earnings disadvantages with respect to net interest income and non-interest “other income”. These disadvantages were offset partially by the Bank’s lower operating expenses and loan loss provisions.

The Peer Group’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Bank’s higher interest income ratio. The Bank’s higher interest income ratio was realized through a slightly higher yield on assets (5.65% versus 5.56% for the Peer Group) on a higher concentration of assets maintained as interest-earning assets (96.6% versus 93.3% for the Peer Group). These factors combined to provide the Bank with a slight advantage in interest income as a percent of average assets of 5.56% versus the Peer Group average of 5.32%. The Bank’s advantage in interest income was more than offset by a disadvantage in interest expense. The Bank’s higher interest expense to average assets was caused by a higher cost of funds (3.34% versus 2.65% for the Peer Group) and maintenance of a higher percentage of interest-bearing liabilities funding assets (89.4% versus 84.0% for the Bank). Overall, Fairport Savings and the Peer Group reported net interest income to average assets ratios of 2.52% and 2.96%, respectively.

In another area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.53% and 3.05%, respectively. The lower operating expense ratio maintained the Bank versus the Peer Group was consistent with advantage enjoyed by Fairport Savings in terms of the number of employees maintained relative to their respective asset sizes. Assets per full time equivalent employee equaled $4.1 million for the Bank, versus $3.8 million for the Peer Group. Two factors, however, threaten the Bank’s operating expense advantage. First, the Bank opened a third branch office in January 2007 and the operating expenses of this expanded operation will begin to be reflected beginning with the March 31, 2007 quarter of operations. And second, on a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Fairport Savings’ capacity to leverage operating expenses will be more comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

RP® Financial, LC.
Page 3.11

[Table Filed via Form SE]

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Page 3.12

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were slightly stronger than the Peer Group’s. Expense coverage ratios posted by Fairport Savings and the Peer Group equaled 1.00x and 0.97x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income. Both the Bank and the Peer Group’s expense coverage ratios were at or below this threshold, causing both to rely on non-interest sources of income to sustain profitability.

As noted above, when compared to the Peer Group average, the Bank also operates with a less attractive level of non-interest income equal to 0.25% and 0.93% of average assets for the Bank and the Peer Group, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Fairport Savings’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 91.3% was less favorable than the Peer Group’s efficiency ratio of 78.4%.

Loan loss provisions had little impact on either the Bank’s or the Peer Group earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.00% and 0.05% of average assets, respectively. The relatively minor impact of loan loss provisions on the Bank’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

RP® Financial, LC.
Page 3.13

Net gains realized from the sale of assets or other non-operating items did not impact the Bank’s earnings and were a relatively minor net loss equal to 0.03% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets or other sources are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings. Taxes had a more significant impact on the Bank’s earnings, as Fairport Savings and the Peer Group posted effective tax rates of 32.3% and 22.85%, respectively. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 35.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Bank’s composition of assets reflected a much higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as maintained by the Peer Group (75.7% of assets versus 50.9% for the Peer Group). The Bank’s and the Peer Group’s ratios resulted from the Bank maintaining a higher concentration of 1-4 family loans, which was only modestly offset by the higher concentration of mortgage-backed securities maintained by the Peer Group. Loans serviced for others were significantly lower for the Bank relative to the Peer Group on average, thereby indicating a greater influence of mortgage banking activities on the Peer Group’s operations. Servicing intangibles were not significant for either the Bank or the Peer Group.

The Bank was considerably less diversified into higher risk type loans than the Peer Group. Consumer loans (including home equity loans) represented a noticeable area of lending activities beyond residential lending for the Bank (4.7% of assets), followed by commercial real estate/multi-family loans (2.5% of assets) and construction and land loans (0.2% of assets). The Peer Group’s lending activities other than residential loans consisted primarily of commercial real estate/multi-family loans (15.8% of assets), while other areas of lending for the Peer Group were fairly evenly distributed at between 2-4% of assets between the other loan types shown in Table 3.4. Lending activities were less significant for the Bank in all lending areas except for consumer loans. Overall, the Bank’s lower degree of lending activities other than residential loans translated into a lower risk weighted assets-to-assets ratio of 46.7%, versus a comparable Peer Group ratio of 59.7%.

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Page 3.14

[Table Filed via Form SE]

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Page 3.15

Credit Risk

Overall, the credit risk measures associated with Fairport Savings’ and the Peer Group’s balance sheets reflected relatively low credit risk exposure. For example, as shown in Table 3.5, both the Bank and the Peer Group reported low levels of non performing assets and 90+ delinquencies at 0.11% and 0.43% of assets, respectively. Both also reported sufficient loan loss reserves as a percent of non performing assets and 90+ delinquencies at 188.3% and 238.6% respectively. The Bank’s credit risk profile reflects its residential lending orientation, with low risks of default and potential credit losses. The only area of comparability in which the Bank compares less favorably is in the ratio of loss reserves as a percent of total loans (0.27% versus 0.72% for the Peer Group), a factor that is mitigated by the aforementioned residential lending emphasis. Net loan charge-offs reported by the Bank were $9,000 while the Peer group recorded average net loan charge-offs of $20,000.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Fairport Savings’ interest rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, Fairport Savings’ lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. However, a lower level of non-interest earning assets represented an advantage for the Bank with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should provide the Bank with more comparable balance sheet interest rate risk characteristics as maintained by the Peer Group, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.

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Page 3.16

[Table Filed via Form SE]

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Page 3.17

[Table Filed via Form SE]

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Page 3.18

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Fairport Savings and the Peer Group. In general, the more significant (and negative) fluctuations in the Bank’s ratios implied that the interest rate risk associated with the Bank’s net interest income was greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.6. Although the stability of the Bank’s net interest margin should be improved by the infusion of stock proceeds, the Bank continues to reflect a weakness in the area of interest rate risk relative to the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Fairport Savings. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.
Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine Fairport Savings’ estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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Page 4.2

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Fairport Savings’ value, the market value of the stocks of public MHC institutions, or Fairport Savings’ value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

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Page 4.3

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Fairport Savings coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•
Overall A/L Composition. Loans funded by retail deposits were the primary components of both Fairport Savings’ and the Peer Group’s balance sheets. The Bank’s interest-earning asset composition exhibited a higher concentration of loans, but a high concentration of fixed rate loans and a lesser degree of diversification into higher risk and higher yielding types of loans. Overall, the Bank’s asset composition provided for a higher yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio in comparison to the Peer Group. Fairport Savings’ funding composition reflected a comparable level of deposits and a higher level of borrowings in comparison to the Peer Group’s ratios, and the Peer Group maintained a lower cost of funds than the Bank. Overall, as a percent of assets, the Bank maintained higher levels of interest-earning assets and interest-bearing liabilities, which translated into a lower IEA/IBL ratio for the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly negative factor in our adjustment for financial condition.

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Page 4.4

•
Credit Quality. Fairport Savings reported a lower ratio of non-performing assets to assets than the Peer Group which is a favorable comparison. Fairport Savings also reported lower loss reserves as a percent of loans and non-performing assets than the Peer Group which is an unfavorable comparison. As noted above, the Bank’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Although there are some differences between the Bank and the Peer Group, neither reflected significant credit risk. Overall, RP Financial concluded that no adjustment was necessary for credit quality.

•
Balance Sheet Liquidity. The Bank operates with a lower level of cash and investment securities relative to the Bank (17.6% of assets versus 26.7% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. Two factors influenced our conclusion on liquidity. First, the Bank holds the majority of its investments in held to maturity status limiting the ability to freely convert those assets into liquid form if required. And second, the Bank’s future borrowing capacity was considered to be less than the Peer Group’s, given that the Bank borrowings-to-assets ratio was more than the comparable Peer Group ratio. Overall, RP Financial concluded that a slight downward adjustment was warranted for the Bank’s liquidity.

•
Funding Liabilities. The Bank’s interest-bearing funding composition reflected a comparable level of deposits and greater reliance on borrowings relative to the comparable Peer Group ratios. In conjunction with the composition of deposits (concentrated in higher cost CDs) and Bank’s greater utilization of borrowings, Fairport Savings’ overall cost of funds was higher than the Peer Group’s. Total interest-bearing liabilities as a percent of assets were higher for the Bank compared to the Peer Group ratio, which was attributable to Fairport Savings’ lower capital position. Following the stock offering, the increase in the Bank’s capital position should provide Fairport Savings with a more comparable level of interest-bearing liabilities as maintained by the Peer Group. Overall, RP Financial concluded that a slight downward adjustment was warranted for Fairport Savings’ funding composition.

•
Capital. The Peer Group operates with a higher equity-to-assets ratio than the Bank. Following the stock offering, Fairport Savings’ pro forma capital position will be more comparable to the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was substantially comparable to the Peer Group and no adjusted was warranted for this factor.

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On balance, Fairport Savings’ balance sheet strength was slightly weaker than the Peer Group’s, so a slight downward adjustment was applied for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•
Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.16% of average assets versus 0.50% for the Peer Group). The Bank maintained a lower net interest margin, lower level of non-interest operating income and higher effective tax rate, which was partially offset by the Bank’s slightly lower levels of operating expenses and loan loss provisions. The lower net interest margin was due to a much higher cost of funds. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses anticipated with the opening of the new branch in January 2007 and the costs associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Bank’s reported earnings were considered to be less favorable than the Peer Group’s and, thus, the Bank’s reported earnings were considered as a negative factor in our adjustment for the Bank’s profitability growth and viability of earnings.

•
Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Bank’s lower ratios for net interest income and operating expenses translated into a slightly more favorable expense coverage ratio before considering non-interest income compared to the Peer Group’s ratio (1.00x versus 0.97x for the Peer Group). In a ratio that considers non-interest income, the Bank’s efficiency ratio of 91.3% was noticeable less favorable than the Peer Group’s efficiency ratio of 78.4%, as the Bank’s lower operating expense ratio was more than offset by the Peer Group’s more favorable ratios for net interest income and non-interest operating income. Loss provisions had a slightly larger impact on the Peer Group’s earnings, while the Bank had a higher effective tax rate than indicated for the Peer Group. Overall, these measures, as well as the expected earnings benefit the Bank should realize from the redeployment of stock proceeds into interest-earning assets net of the additional expenses associated with the stock benefit plans, indicate that the Bank’s core earnings will likely continue to be less favorable than the Peer Group’s. Accordingly, the Bank’s core earnings were considered a negative factor in our adjustment for the Bank’s profitability growth and viability of earnings.

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Page 4.6

•
Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Bank’s net interest margin, mainly because of the large portfolio of fixed rate 1-4 family loans and the recently higher interest expense ratios due to the Bank’s high CD concentration and borrowings. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Peer Group with the exception of the Bank’s lower ratio for non-interest-earning assets, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that continue to be below the Peer Group ratios. However, on balance, this was a negative factor in our adjustment for profitability, growth and viability of earnings.

•
Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was smaller for the Bank and the Bank maintained a higher concentration of assets in loans. The Bank’s and the Peer Group’s credit quality measures indicated that the Bank had lower levels of non-performing assets while the Peer Group maintained higher levels of reserves as a percent of loans and non-performing assets. Overall, RP Financial concluded that earnings credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•
Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank’s historical growth reflected an increase in assets because of stronger loan growth for the period, while the Peer Group’s slightly weaker loan growth still supported asset growth for the period. Second, the infusion of stock proceeds will increase the Bank’s earnings growth potential with respect to leverage capacity, however there will be just a comparable leverage capacity (similar equity-to-assets ratios) post conversion compared to the Peer Group. Third, the anticipated expenses from the new Irondequoit branch (January 2007) coupled with continued compression in the net interest margin are expected to place significant downward pressure on the Bank’s earnings in calendar 2007 even before the added expenses of the stock benefit plans. These factors could well result in negative earnings for 2007 which would not be overcome by reinvestment of the offering proceeds and new growth. Finally, the Peer Group’s higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, this was a negative factor in our adjustment for profitability, growth and viability of earnings.

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•
Return on Equity. The Bank’s current return on equity is lower than the Peer Group’s return on equity ratio. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, combined with the Bank’s lower return on assets and the aforementioned downward pressure on earnings, the Bank’s pro forma return on equity on a core earnings basis will be well below the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

Overall, based on the downward adjustments described above, we concluded that a significant downward adjustment was warranted for these factors.

3.	Asset Growth

Over the most recent twelve month period, the Bank recorded weaker asset growth than the Peer Group, as both the Bank relied to a greater extent on existing cash and investments to fund loan growth than the Peer Group. Comparatively, the Bank recorded a 6.8% increase in assets, which was largely achieved through loan growth, versus the Peer Group asset growth of 10.3% on average. Loan growth was slightly stronger for the Bank (11.6% versus 11.3% loan growth for the Peer Group). The Bank’s growth has been funded primarily with an increased reliance on borrowings and lesser reliance on retail deposits, which is less attractive than the Peer Group that has recorded healthy growth in deposits on average. The Bank’s current lower capital position compared to the Peer Group places the Bank at a disadvantage in terms of future growth potential. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be comparable to the Peer Group’s tangible equity-to-assets ratio, indicating comparable future leverage capacity for the Bank. At the same time, the Bank’s new branch office (January 2007) should provide additional growth potential in retail deposits and lending, which should support continued growth in the balance sheet. Accordingly, on balance, we believe no adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Overall, Monroe County, New York accounts for the major portion of the Bank’s

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Page 4.8

deposit and lending activities. Operating in a market area that is a close distance to a major metropolitan area (Rochester metropolitan statistical area) provides the Bank with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Bank competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Fairport Savings. The competitiveness of the Monroe County market area is highlighted by the Bank’s nominal deposit market share and the relatively low growth rate in deposits recently.

Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. The Peer Group companies are located within a range of rural and urban areas with a similar level of per capita income compared to Monroe County. Monroe County’s projected population growth rate was below the comparable Peer Group average and median growth rates. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Bank’s market share of deposits in Monroe County. Overall, the degree of competition faced by the Peer Group companies was viewed as similar to the Bank in Monroe County. As shown in Table 4.1, December 2006 unemployment rates for the majority of the markets served by the Peer Group companies were generally comparable or above the unemployment rate reflected for Monroe County. On balance, we concluded that no adjustment was required for the Bank’s market area.

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Table 4.1
Market Area Unemployment Rates
Fairport Savings and the Peer Group Companies(1)

	County	December 2006 Unemployment
Fairport Savings - NY	Monroe	3.8%

The Peer Group
Colonial Bank MHC of NJ	Cumberland	6.2%
FedFirst Financial MHC of PA	Westmoreland	4.6
Gouverneur Bancorp MHC of NY	St. Lawrence	4.9
Green County Bancorp MHC of NY	Greene	4.4
Lake Shore Bancorp MHC of NY	Chautauqua	4.0
Magyar Bancorp MHC of NJ	Middlesex	3.4
NE Community Bancorp MHC of CT	Westchester	3.1
Naugatuck Valley Fin MHC of CT	New Haven	4.1
Oneida Financial MHC of NY	Madison	4.3
Pathfinder Bancorp MHC of NY	Oswego	5.3

	Peer Group Average	4.4%

(1)	Unemployment rates are not seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. Six out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.57% to 4.00%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.60% as of February 23, 2007. As of February 23, 2007, approximately 84% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.52% for fully converted companies and 2.17% for MHC companies. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

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Page 4.10

Our valuation adjustment for dividends for Fairport Savings also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders’ ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as all of the Peer Group companies, as all of the Peer Group companies also operate under OTS regulation pursuant to the dividend waiver policy. Accordingly, we believe that to the extent Fairport Savings’ pro forma market value would be influenced by the OTS’ dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

While the Bank has not established a definitive dividend policy prior to converting, the Bank’s lower pro forma equity/assets ratio and lower pro forma profitability restricts the ability to pay a competitive dividend. On balance, we concluded that a slight downward adjustment was warranted for purposes of the Bank’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one Peer Group member trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $11.5 million to $73.7 million as of February 23, 2007, with average and median market values of $34.4 million and $33.1 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 0.9 million to 5.9 million, with average and median shares outstanding of 2.7 million and 2.8 million, respectively. The Bank’s minority stock offering is expected to have a pro forma market value that is below the range of market values indicated for the Peer Group companies, while the number of public shares outstanding for the Bank (8.3 million at the minimum to 13.1 million at the supermaximum) is expected to be below the average and median number of shares outstanding indicated for the Peer Group. It is anticipated that the Bank’s stock will be listed for trading on the OTC Bulletin Board or the pink sheets following the stock offering, which generally suggests lower liquidity compared to a stock listed on NASDAQ or an exchange. Overall, we anticipate that the Bank’s public stock will have a less liquid trading market as the Peer Group companies on average and, therefore, concluded a slight downward adjustment was necessary for this factor.

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7.	Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

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In terms of assessing general stock market conditions, the performance of the overall stock market has generally been positive over the past year. The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the Dow Jones Industrial Average (“DJIA”) closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve’s March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

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The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The DJIA moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

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The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007. However, the broad stock market indices rebounded in February as the Federal Reserve left its short term interest rate benchmarks unchanged, oil and commodity prices continued to remain moderate, and inflation and economic news were generally benign. As a result, the DJIA reached a new record high on February 20, 2007, before pulling back slightly at the end of the trading week. As an indication of the general trends in the nation’s stock markets over the past year, as of February 23, 2007 the DJIA closed at 12,467.48, an increase of 1.5% for the year and 14.3% over the last twelve months. Comparatively, the NASDAQ closed at 2515.10 on February 23, 2007, an increase of 4.1% for the year and 10.3% over the last twelve months, while the S&P 500 closed at 1451.19, an increase of 2.3% for the year and 12.7% over the last twelve months.

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The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have been outperformed by the broader market during the past year. Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin compression. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrift stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift stocks, particularly in the Northeast states. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading into the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

Strength in the broader market sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks in late-May, although thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

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Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrift and bank stocks along with the broader market in mid-November, while weaker than expected housing data pressured thrift and bank stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift and bank stocks in early-December. Thrift and bank stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

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Thrift and bank stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates anytime soon. Mixed fourth quarter earnings reports provided for a choppy market for thrift and bank issues in mid-January 2007. In February, the market for thrift and bank stocks continued to trade in a narrow range as the inverted yield curve showed no signs of abating which, coupled with ongoing weakness in the real estate markets, meant that meaningful earnings growth for many banks and thrifts would be difficult to achieve over the foreseeable future. On February 23, 2007, the SNL Index for all publicly-traded thrifts closed at 1795.3, an increase of 7.9% from one year ago and a decrease of 1.9% year-to-date. The SNL MHC Index for all publicly-traded MHCs closed at 3887.3, and reflects much better performance the SNL Index for all thrifts, increasing by 29.1% from one year ago and an increase of 0.3% year-to-date. Importantly, both these indices are weighted by market value and thus, predominately reflect the trends in the trading values of larger cap companies. In particular, we believe the MHC index reflects the price increase of Peoples Bank of Connecticut, which has increased by nearly 25% following the submission of its application to compete a second step conversion.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market, including the market for secondary offerings, is separate and distinct from the market for seasoned fully converted thrift stocks in that the pricing ratios for both converting issues and secondary stock issuances are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the offering amount, unlike existing full stock thrift equities in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of existing issues is perhaps and those undertaking a significant stock offering is no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, we believe it is appropriate to consider the market for new thrift issues, both at the time of the conversion and in the aftermarket, as a proxy for the market for secondary offerings given the apparent similarities between these two types of transactions.

RP® Financial, LC.
Page 4.18

The market for thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets. As shown in Table 4.2, one standard conversion, two second step conversions, and four MHC minority stock offerings were competed during the past three months. The four MHC offerings are considered to be most relevant for purposes of our analysis. Three of the four MHC offerings closed at the top of the superrange while MainStreet Financial Corp. of MI closed its offering at a level just below the midpoint of the offering range. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 79.5% and 82.8% based on the median. On average, the prices of the recent MHC offerings reflected price appreciation of 21.2% after the first week and 18.1% after the first month of trading based on the average, and 15.5% and 10.0% respectively, based on the median. The two smaller MHC offerings, Polonia Bancorp of PA ($14.9 million) and MainStreet Financial Corp of MI ($3.6 million) closed their offerings at 82.8% and 69.1% of fully converted book value, respectively, and were trading at approximately their IPO prices as of February 23, 2007. Table 4.3 provides a summary of the current pricing of the three publicly-traded institutions that have completed their offerings in the last three months.

RP® Financial, LC.
Page 4.19

Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information						Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Contribution to Charitable Found.		% Off Incl. Fdn.					Pricing Ratios(3)			Financial Charac.				Closing Price:
													Benefit Plans
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	%Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.	Initial Dividend Yield	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	%Change	After First Week(4)	%Change	After First Month(5)	%Change	Thru 2/23/07	%Change
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Hampden Bancorp, Inc., MA*	1/17/07	HBNK-NASDAQ	$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	S	5.0%	8.0%	4.0%	10.0%	2.2%	0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.45	24.5%

Averages - Standard Conversions:			$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.45	24.5%
Medians - Standard Conversions:			$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.45	24.5%

Second Step Conversions
Osage Bancshares, Inc., OK	1/18/07	OSBK-NASDAQ	$117	11.31%	0.08%	1751%	$25.1	70%	100%	3.2%	N.A.	N.A.	8.0%	2.9%	7.2%	2.8%	3.81%	103.0%	34.2x	25.9%	0.8%	25.1%	3.0%	$10.00	$9.95	-0.5%	$9.95	-0.5%	$9.32	-6.8%	$9.77	-2.3%
Westfield Financial, Inc., MA*	1/4/07	WFD-AMEX	$837	13.97%	0.08%	757%	$184.0	58%	115%	1.6%	N.A.	N.A.	4.0%	3.4%	8.5%	0.6%	1.80%	111.2%	34.0x	31.7%	0.9%	28.5%	3.3%	$10.00	$10.70	7.0%	$10.75	7.5%	$10.90	9.0%	$10.85	8.5%

Averages - Second Step Conversions:			$477	12.64%	0.08%	1254%	$104.6	64%	108%	2.4%	N.A.	N.A.	6.0%	3.1%	7.8%	1.7%	2.81%	107.1%	34.1x	28.8%	0.8%	26.8%	3.1%	$10.00	$10.33	3.2%	$10.35	3.5%	$10.11	1.1%	$10.31	3.1%
Medians - Second Step Conversions:			$477	12.64%	0.08%	1254%	$104.6	64%	108%	2.4%	N.A.	N.A.	6.0%	3.1%	7.8%	1.7%	2.81%	107.1%	34.1x	28.8%	0.8%	26.8%	3.1%	$10.00	$10.33	3.2%	$10.35	3.5%	$10.11	1.1%	$10.31	3.1%

Mutual Holding Company Conversions
Oritani Financial Corp., NJ	1/24/07	ORIT-NASDAQ	$1,069	14.24%	0.04%	1675%	$121.7	30%	132%	1.6%	C/S	1MM/6.67%	12.3%	6.1%	15.3%	2.8%	0.00%	82.8%	32.7x	28.8%	0.7%	21.5%	3.2%	$10.00	$15.97	59.7%	$15.35	53.5%	$15.50	55.0%	$15.50	55.0%
Polonia Bancorp, PA	1/16/07	PBCP-OTCBB	$167	7.11%	0.15%	298%	$14.9	45%	132%	5.7%	N.A.	N.A.	8.7%	4.4%	10.9%	10.8%	0.00%	82.8%	45.7x	16.9%	0.3%	13.3%	2.0%	$10.00	$10.10	1.0%	$10.01	0.1%	$10.06	0.6%	$10.20	2.0%
MSB Financial Corp., NJ*	1/5/07	MSBF-NASDAQ	$276	7.12%	0.66%	51%	$25.3	45%	132%	3.2%	N.A.	N.A.	8.0%	4.4%	10.9%	5.2%	0.00%	83.3%	33.0x	17.4%	0.5%	13.8%	3.3%	$10.00	$12.30	23.0%	$12.10	21.0%	$11.93	19.3%	$11.75	17.5%
MainStreet Financial Corp., MI*	12/27/06	MSFN-OTCBB	$115	5.31%	1.00%	49%	$3.6	47%	95%	18.6%	N.A.	N.A.	8.0%	0.0%	0.0%	9.2%	0.00%	69.1%	NM	6.4%	-0.2%	6.6%	-2.9%	$10.00	$11.00	10.0%	$11.00	10.0%	$9.75	-2.5%	$9.85	-1.5%

Averages - Mutual Holding Company Conversions:			$407	8.45%	0.46%	518%	$41.3	42%	123%	7.2%	NA	NA	9.2%	3.7%	9.3%	7.0%	0.00%	79.5%	37.1x	17.4%	0.3%	13.8%	1.4%	$10.00	$12.34	23.4%	$12.12	21.2%	$11.81	18.1%	$11.83	18.3%
Medians - Mutual Holding Company Conversions:			$222	7.12%	0.41%	174%	$20.1	45%	132%	4.4%	NA	NA	8.4%	4.4%	10.9%	7.2%	0.00%	82.8%	33.0x	17.1%	0.4%	13.6%	2.6%	$10.00	$11.65	16.5%	$11.55	15.5%	$11.00	10.0%	$10.98	9.7%

Averages - All Conversions:			$438	9.40%	0.43%	666%	$64.3	56%	120%	5.2%	NA	NA	8.1%	3.6%	9.0%	4.8%	0.80%	87.6%	37.7x	20.2%	0.5%	18.1%	2.0%	$10.00	$11.83	18.3%	$11.67	16.7%	$11.40	14.0%	$11.48	14.8%
Medians - All Conversions:			$276	7.12%	0.15%	298%	$25.3	47%	132%	3.2%	NA	NA	8.0%	4.0%	10.0%	2.8%	0.00%	82.8%	34.1x	17.4%	0.5%	17.9%	3.0%	$10.00	$11.00	10.0%	$11.00	10.0%	$10.90	9.0%	$10.85	8.5%

Note:	* - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

February 23, 2007

RP® Financial, LC.
Page 4.20

Table 4.3
Calculation of Implied Per Share Data — Incorporating MHC Second Step Conversion
Comparable Institution Analysis
For the 12 Months Ended December 31, 2006

														Pro Forma
		Current Ownership			Current Per Share Data (MHC Ratios)					Impact of Second Step Conversion(4)				Per Share Data (Fully-Converted)(4)					Pro Forma(5)
		Total Shares	Public Shares	MHC Shares	EPS	Core EPS	Book Value	Tang. Book	Assets	Share Price	Gross Proceeds(1)	Net Incr. Capital(2)	Net Incr. Income(3)	EPS	Core EPS	Book Value	Tang. Book	Assets	Public Pct.	Dilution
		(000)	(000)	(000)	($)	($)	($)	($)	($)	($)	($000)	($000)	($000)	($)	($)	($)	($)	($)	(%)	(%)
Publicly-Traded MHC Institutions
ACFC	Atl Cst Fed Cp of GA MHC(36.8)	13,815	5,080	8,735	0.39	0.39	6.59	6.38	57.41	18.39	160,637	138,148	2,697	0.59	0.59	16.59	16.38	67.41	36.8	0.00
ALLBD	Alliance Bank MHC of PA (45.0)	7,225	3,251	3,974	0.23	0.27	6.71	6.71	54.32	9.35	37,157	31,955	624	0.32	0.36	11.13	11.13	58.74	45.0	0.00
BFSB	Brooklyn Fed MHC of NY (30.0)	13,225	3,968	9,257	0.39	0.39	6.18	6.18	30.63	14.40	133,301	114,639	2,238	0.56	0.56	14.85	14.85	39.30	30.0	0.00
CFFN	Capitol Fd Fn MHC of KS (29.5)	74,116	21,839	52,277	0.61	0.61	11.70	11.70	110.72	39.07	2,042,462	1,756,518	34,289	1.07	1.07	35.40	35.40	134.42	29.5	0.00
CHEV	Cheviot Fin Cp MHC of OH(42.1)	9,423	3,968	5,455	0.19	0.20	7.70	7.70	33.14	13.00	70,915	60,987	1,191	0.32	0.33	14.17	14.17	39.61	42.1	0.00
COBK	Colonial Bank MHC of NJ (46.0)	4,522	2,080	2,442	0.33	0.32	8.19	8.19	83.78	13.78	33,651	28,940	565	0.45	0.44	14.59	14.59	90.18	46.0	0.00
CSBK	Clifton Svg Bp MHC of NJ(43.3)	29,329	12,813	16,516	0.10	0.10	6.49	6.49	27.85	12.20	201,495	173,286	3,383	0.22	0.22	12.40	12.40	33.76	43.7	0.00
FFCO	FedFirst Fin MHC of PA (45.8)	6,803	3,071	3,732	-0.01	0.06	6.79	6.63	41.69	9.50	35,454	30,490	595	0.08	0.15	11.27	11.11	46.17	45.1	0.00
FXCB	Fox Chase Bncp MHC of PA(44.5)	14,680	6,531	8,149	0.31	0.29	8.56	8.56	51.53	14.26	116,205	99,936	1,951	0.44	0.42	15.37	15.37	58.34	44.5	0.00
GCBC	Green Co Bcrp MHC of NY (44.4)	4,147	1,841	2,306	0.62	0.67	8.51	8.51	75.31	15.10	34,821	29,946	585	0.76	0.81	15.73	15.73	82.53	44.4	0.00
GOV	Gouverneur Bcp MHC of NY(42.8)	2,298	981	1,317	0.53	0.58	8.77	8.77	57.53	12.35	16,265	13,988	273	0.65	0.70	14.86	14.86	63.62	42.7	0.00
HBOS	Heritage Fn Gp MHC of GA(29.9)	11,170	3,357	7,813	0.18	0.18	6.10	6.01	34.07	16.58	129,540	111,404	2,175	0.37	0.37	16.07	15.98	44.04	30.1	0.00
HOME	Home Fed Bncp MHC of ID (40.8)	15,189	6,190	8,999	0.38	0.33	7.21	7.21	50.54	17.02	153,163	131,720	2,571	0.55	0.50	15.88	15.88	59.21	40.8	0.00
ISBC	Investors Bcrp MHC of NJ(45.7)	115,970	53,176	62,794	0.26	0.28	7.77	7.77	46.97	15.67	983,982	846,225	16,519	0.40	0.42	15.07	15.07	54.27	45.9	0.00
JXSB	Jcksnville Bcp MHC of IL(47.7)	1,985	947	1,038	0.52	0.50	10.57	9.12	130.59	13.40	13,909	11,962	234	0.64	0.62	16.60	15.15	136.62	47.7	0.00
KFED	K-Fed Bancorp MHC of CA (37.3)	14,058	5,265	8,793	0.36	0.36	6.57	6.26	55.25	19.78	173,926	149,576	2,920	0.57	0.57	17.21	16.90	65.89	37.5	0.00
KFFB	KY Fst Fed Bp MHC of KY (44.5)	8,475	3,794	4,681	0.10	0.10	7.48	5.68	31.31	10.25	47,980	41,263	805	0.20	0.20	12.35	10.55	36.18	44.8	0.00
KRNY	Kearny Fin Cp MHC of NJ (29.7)	71,649	21,538	50,111	0.08	0.07	6.58	5.42	28.17	14.75	739,137	635,658	12,409	0.25	0.24	15.45	14.29	37.04	30.1	0.00
LSBK	Lake Shore Bnp MHC of NY(45.0)	6,613	2,976	3,637	0.29	0.31	8.27	8.27	52.98	12.45	45,281	38,941	760	0.40	0.42	14.16	14.16	58.87	45.0	0.00
MGYR	Magyar Bancorp MHC of NJ(46.0)	5,924	2,723	3,201	0.21	0.54	8.20	8.20	75.81	14.75	47,240	40,651	794	0.34	0.67	15.06	15.06	82.65	46.0	0.00
MSBF	MSB Fin Corp MHC of NJ (45.0)	5,621	2,529	3,092	0.24	0.25	7.30	7.30	52.86	11.75	36,331	31,245	610	0.35	0.36	12.86	12.86	58.42	45.0	0.00
NECB	NE Comm Bncrp MHC of NY (45.0)	13,225	5,951	7,274	0.13	0.13	7.30	7.30	21.94	12.39	90,125	77,507	1,513	0.24	0.24	13.16	13.16	27.80	45.0	0.00
NVSL	Naug Vlly Fin MHC of CT (44.2)	7,500	3,317	4,183	0.19	0.19	6.81	6.79	55.16	12.75	53,333	45,867	895	0.31	0.31	12.93	12.91	61.28	44.2	0.00
NWSB	Northwest Bcrp MHC of PA(39.1)	50,029	19,575	30,454	1.03	0.98	12.08	8.78	130.48	27.50	837,485	720,237	14,060	1.31	1.26	26.48	23.18	144.88	39.1	0.00
ONFC	Oneida Financl MHC of NY(44.6)	7,785	3,474	4,311	0.49	0.46	7.17	4.60	55.78	12.00	51,732	44,490	868	0.60	0.57	12.88	10.31	61.49	44.6	0.00
ORIT	Oritani Fin Cp MHC of NJ(32.0)	40,552	12,977	27,575	0.19	0.20	6.17	6.17	28.77	15.50	427,413	367,575	7,175	0.37	0.38	15.23	15.23	37.83	32.0	0.00
OSHC	Ocean Shr Hldg MHC of NJ(44.8)	8,594	3,860	4,734	0.39	0.39	7.22	7.22	65.47	13.63	64,524	55,491	1,083	0.52	0.52	13.68	13.68	71.93	44.9	0.00
PBHC	Pathfinder BC MHC of NY (35.8)	2,465	881	1,584	0.27	0.31	8.67	7.01	120.89	13.05	20,671	17,777	347	0.41	0.45	15.88	14.22	128.10	35.7	0.00
PBIP	Prudential Bncp MHC PA (42.7)	12,018	5,155	6,863	0.30	0.30	7.28	7.28	38.85	13.70	94,400	81,560	1,597	0.43	0.43	14.03	14.03	45.53	42.8	-0.10
PSBH	PSB Hldgs Inc MHC of CT (45.2)	6,805	3,075	3,730	0.28	0.27	7.55	6.35	70.47	11.28	42,074	36,184	706	0.38	0.37	12.87	11.67	75.79	45.2	0.00
RCKB	Rockville Fin MHC of CT (45.0)	19,435	8,746	10,689	0.41	0.40	8.08	8.02	62.42	15.32	163,755	140,830	2,749	0.55	0.54	15.33	15.27	69.67	45.0	0.00
ROMA	Roma Fin Corp MHC of NJ (31.0)	32,732	10,147	22,585	0.12	0.12	7.13	7.11	26.70	15.35	346,680	298,145	5,820	0.30	0.30	16.24	16.22	35.81	31.0	0.00
SIFISI	Fin Gp Inc MHC of CT (41.3)	12,422	5,135	7,287	0.24	0.25	6.56	6.50	59.89	13.55	98,739	84,915	1,658	0.37	0.38	13.40	13.34	66.73	41.3	0.00
UBNK	United Fin Grp MHC of MA(46.4)	17,155	7,964	9,191	0.35	0.39	7.95	7.93	57.17	14.84	136,394	117,299	2,290	0.48	0.52	14.79	14.77	64.01	46.4	0.00
UCBA	United Comm Bncp MHC IN (45.0)	8,464	3,809	4,655	0.14	0.11	7.53	7.53	42.25	12.15	56,558	48,640	949	0.25	0.22	13.28	13.28	48.00	45.0	0.00
VPFG	ViewPoint Finl MHC of TX(45.0)	25,789	11,605	14,184	0.17	0.17	8.33	8.33	61.14	17.23	244,390	210,176	4,103	0.33	0.33	16.48	16.48	69.29	45.0	0.00
WAUW	Wauwatosa Hlds MHC of WI(30.4)	33,115	10,045	23,070	0.24	0.25	7.29	7.29	49.78	17.79	410,515	353,143	6,895	0.45	0.46	17.95	17.95	60.43	30.3	0.00

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2)
Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering expense percent	2.00%
ESOP percent purchase	8.00%
Recognition plan percent	4.00%
(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
After-tax reinvestment	3.18%
ESOP loan term (years)	10
Recognition plan vesting (years)	5
Effective tax rate	34.00%
(4)	Figures reflect adjustments to “non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5)
Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS “grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source:
Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

RP® Financial, LC.
Page 4.21

C. The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-4, there were 10 thrift acquisitions completed from the beginning of 2004 through year-to-date 2007. To the extent that speculation of a re-mutualization may impact the Company’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence the Company’s trading price.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

Fairport Savings’ management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of Fairport Savings’ Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant. Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.
Page 4.22

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings institution operating in the MHC form of ownership, Fairport Savings will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4
Valuation Adjustments
FSB Community Bankshares, Inc.

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Significant Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per-share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Fairport Savings as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

RP® Financial, LC.
Page 4.23

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.5 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

RP® Financial, LC.
Page 4.24

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Fairport Savings’ to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Fairport Savings’ prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Fairport Savings’ prospectus for offering expenses. We have assumed fixed offering expenses of $854,600, reflective of actual estimated offering expenses, for both the full conversion analysis and the minority stock offering. Other assumptions utilized in the pro forma analysis in calculating the Bank’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except the ESOP was assumed to equal 8.0% of the offering, the stock plan purchases were assumed to equal 4.0% of the offering and the stock option plan was assumed to equal 10.0% of the offering.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

•
P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Although the Bank is less profitable than the Peer Group and has structural earnings weaknesses, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.
Page 4.25

Table 4.5
Calculation of Implied Per Share Data — Incorporating MHC Second Step Conversion
Comparable Institution Analysis
For the 12 Months Ended December 31, 2006

														Pro Forma
		Current Ownership			Current Per Share Data (MHC Ratios)					Impact of Second Step Conversion(4)				Per Share Data (Fully-Converted)(4)					Pro Forma(5)
		Total	Public	MHC		Core	Book	Tang.		Share	Gross	Net Incr.	Net Incr.		Core	Book	Tang.		Public
		Shares	Shares	Shares	EPS	EPS	Value	Book	Assets	Price	Proceeds(1)	Capital(2)	Income(3)	EPS	EPS	Value	Book	Assets	Pct.	Dilution
		(000)	(000)	(000)	($)	($)	($)	($)	($)	($)	($000)	($000)	($000)	($)	($)	($)	($)	($)	(%)	(%)
Publicly-Traded MHC Institutions
COBK	Colonial Bank MHC of NJ (46.0)	4,522	2,080	2,442	0.33	0.32	8.19	8.19	83.78	13.78	33,651	28,940	565	0.45	0.44	14.59	14.59	90.18	46.0	0.00
FFCO	FedFirst Fin MHC of PA (45.8)	6,803	3,071	3,732	-0.01	0.06	6.79	6.63	41.69	9.50	35,454	30,490	595	0.08	0.15	11.27	11.11	46.17	45.1	0.00
GCBC	Green Co Bcrp MHC of NY (44.4)	4,147	1,841	2,306	0.62	0.67	8.51	8.51	75.31	15.10	34,821	29,946	585	0.76	0.81	15.73	15.73	82.53	44.4	0.00
GOV	Gouverneur Bcp MHC of NY(42.8)	2,298	981	1,317	0.53	0.58	8.77	8.77	57.53	12.35	16,265	13,988	273	0.65	0.70	14.86	14.86	63.62	42.7	0.00
LSBK	Lake Shore Bnp MHC of NY(45.0)	6,613	2,976	3,637	0.29	0.31	8.27	8.27	52.98	12.45	45,281	38,941	760	0.40	0.42	14.16	14.16	58.87	45.0	0.00
MGYR	Magyar Bancorp MHC of NJ(46.0)	5,924	2,723	3,201	0.21	0.54	8.20	8.20	75.81	14.75	47,240	40,651	794	0.34	0.67	15.06	15.06	82.65	46.0	0.00
NECB	NE Comm Bncrp MHC of NY (45.0)	13,225	5,951	7,274	0.13	0.13	7.30	7.30	21.94	12.39	90,125	77,507	1,513	0.24	0.24	13.16	13.16	27.80	45.0	0.00
NVSL	Naug Vlly Fin MHC of CT (44.2)	7,500	3,317	4,183	0.19	0.19	6.81	6.79	55.16	12.75	53,333	45,867	895	0.31	0.31	12.93	12.91	61.28	44.2	0.00
ONFC	Oneida Financl MHC of NY(44.6)	7,785	3,474	4,311	0.49	0.46	7.17	4.60	55.78	12.00	51,732	44,490	868	0.60	0.57	12.88	10.31	61.49	44.6	0.00
PBHC	Pathfinder BC MHC of NY (35.8)	2,465	881	1,584	0.27	0.31	8.67	7.01	120.89	13.05	20,671	17,777	347	0.41	0.45	15.88	14.22	128.10	35.7	0.00

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2)
Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering expense percent	2.00%
ESOP percent purchase	8.00%
Recognition plan percent	4.00%
(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
After-tax reinvestment	3.18%
ESOP loan term (years)	10
Recognition plan vesting (years)	5
Effective tax rate	34.00%
(4)	Figures reflect adjustments to “non-grandfathered” companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5)
Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS “grandfathered” companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source:
Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2006 by RP® Financial, LC.

RP® Financial, LC.
Page 4.26

•
P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets for the Peer Group (i.e., price/tangible book value or “P/TB”).

•
P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 23, 2007, the pro forma market value of Fairport Savings’ full conversion offering equaled $21,000,000 at the midpoint, equal to 2,100,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported and core earnings equaled $233,000 for the twelve months ended December 31, 2006. Please see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings.

RP® Financial, LC.
Page 4.27

Based on Fairport Savings’ earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) at the $21.0 million midpoint value equaled 42.44 times, which provided for a premium of 67.0% and 75.4% relative to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 25.41 times and 24.19 times, respectively (see Table 4.6). Relative to the Peer Group’s median reported and core P/E multiples (fully-converted basis) of 25.31 times and 22.01 times, respectively, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) at the $21.0 million midpoint value equaled 42.44 times, which provided for premiums of 67.6% and 92.8%, respectively. At the top of the super range, the Bank’s reported and core P/E multiples equaled 47.21 times. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 85.8% and 95.2%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 86.5% and 114.5%, respectively.

On an MHC reported basis, the Bank’s reported and core P/E multiples at the midpoint value of $21.0 million and assuming a 47% stock offering equaled 62.96 times. The Bank’s reported and core P/E multiples provided for premiums of 161.8% and 159.0% relative to the Peer Group’s average reported and core P/E multiples of 24.05 times and 24.13 times, respectively. Additionally, the Bank’s reported and core P/E multiples provided for premiums of 158.6% and 158.9% relative to the Peer Group’s median reported and core P/E multiples of 24.35 times and 24.32 times, respectively. Although we considered these premiums in our valuation, only a limited number of the Peer Group companies reported meaningful P/E multiples at February 23, 2007. We thus concluded that the earnings based valuation analysis was less meaningful to our valuation conclusions under the MHC reported basis analysis. The Bank’s implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.7, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

2.  Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived fromthe Peer Group’s P/B ratio (fully-converted basis), to Fairport Savings’ pro forma book value (fully-converted basis). Based on the $21.0 million midpoint valuation, Fairport Savings’ pro forma P/B and P/TB ratios both equaled 66.68%. In comparison to the average P/B and P/TB ratios for the Peer Group of 91.18% and 94.59%, the Bank’s ratio reflected a discount of 26.9% on a P/B basis and a discount of 29.5% on a P/TB basis. In comparison to the median P/B and P/TB ratios for the Peer Group of 93.66% and 94.30%, the Bank’s ratio reflected a discount of 28.8% on a P/B basis and a discount of 29.3% on a P/TB basis. At the top of the super range, the Bank’s P/B and P/TB ratios on a fully-converted basis both equaled 74.15%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 18.7% and 21.6%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 20.8% and 21.4%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the Bank’s low pro forma return on equity ratios and the resulting P/E multiples.

RP® Financial, LC.
Page 4.28

Table 4.6
Public Market Pricing
Fairport Savings Bank and the Comparables
As of February 23, 2007

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core		Offering
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Fairport Savings Bank
Superrange		$10.00	$27.77	$0.21	$13.49	47.21x	74.15%	15.74%	74.15%	47.21x	$0.00	0.00%	0.00%	$176	21.23%	0.10%	0.33%	1.57%	0.33%	1.57%	$13.05
Maximum		$10.00	$24.15	$0.22	$14.19	44.86x	70.48%	13.94%	70.48%	44.86x	$0.00	0.00%	0.00%	$173	19.78%	0.10%	0.31%	1.57%	0.31%	1.57%	$11.35
Midpoint		$10.00	$21.00	$0.24	$15.00	42.44x	66.68%	12.32%	66.68%	42.44x	$0.00	0.00%	0.00%	$170	18.48%	0.10%	0.29%	1.57%	0.29%	1.57%	$9.87
Minimum		$10.00	$17.85	$0.25	$16.09	39.54x	62.14%	10.65%	62.14%	39.54x	$0.00	0.00%	0.00%	$168	17.13%	0.10%	0.27%	1.57%	0.27%	1.57%	$8.39

All Public Companies(7)
Averages		$19.17	$424.79	$0.86	$13.31	19.51x	150.95%	18.24%	170.33%	20.40x	$0.40	2.06%	33.78%	$3,017	12.08%	0.54%	0.60%	6.42%	0.59%	5.79%
Medians		16.23	106.31	0.61	11.29	16.77x	138.52%	14.97%	161.35%	17.65x	$0.32	2.05%	18.37%	$777	10.40%	0.31%	0.61%	5.74%	0.63%	5.90%

Comparable Group Averages
Averages		$12.81	$77.28	$0.48	$14.05	25.41x	91.18%	20.77%	94.59%	24.19x	$0.20	1.60%	23.46%	$371	22.71%	0.43%	0.64%	3.11%	0.72%	3.47%
Medians		$12.60	$73.48	$0.45	$14.38	25.31x	93.66%	19.47%	94.30%	22.01x	$0.16	1.66%	18.61%	$379	21.03%	0.37%	0.61%	2.87%	0.76%	3.47%

Comparable Group
COBK	Colonial Bank MHC of NJ (46.0)	$13.78	$62.31	$0.44	$14.59	30.62x	94.45%	15.28%	94.45%	31.32x	$0.00	0.00%	0.00%	$408	16.18%	0.04%	0.54%	3.14%	0.53%	3.07%
FFCO	FedFirst Fin MHC of PA (45.8)	$9.50	$64.63	$0.15	$11.27	NM	84.29%	20.58%	85.51%	NM	$0.00	0.00%	0.00%	$314	24.41%	0.44%	0.18%	0.71%	0.33%	1.34%
GOV	Gouverneur Bcp MHC of NY(42.8)	$12.35	$28.38	$0.70	$14.86	19.00x	83.11%	19.41%	83.11%	17.64x	$0.30	2.43%	42.86%	$146	23.36%	0.53%	1.05%	4.46%	1.13%	4.80%
GCBC	Green Co Bcrp MHC of NY (44.4)	$15.10	$62.62	$0.81	$15.73	19.87x	95.99%	18.30%	95.99%	18.64x	$0.50	3.31%	61.73%	$342	19.06%	0.02%	0.94%	4.92%	1.00%	5.25%
LSBK	Lake Shore Bnp MHC of NY(45.0)	$12.45	$82.33	$0.42	$14.16	31.13x	87.92%	21.15%	87.92%	29.64x	$0.12	0.96%	28.57%	$389	24.05%	0.37%	0.67%	3.69%	0.71%	3.87%
MGYR	Magyar Bancorp MHC of NJ(46.0)	$14.75	$87.41	$0.67	$15.06	NM	97.94%	17.85%	97.94%	22.01x	$0.00	0.00%	0.00%	$490	18.22%	1.70%	0.41%	2.26%	0.81%	4.45%
NVSL	Naug Vlly Fin MHC of CT (44.2)	$12.75	$95.63	$0.31	$12.93	NM	98.61%	20.81%	98.76%	NM	$0.20	1.57%	64.52%	$460	21.10%	0.15%	0.54%	2.40%	0.54%	2.40%
NECB	NE Comm Bncrp MHC of NY (45.0)	$12.39	$163.86	$0.24	$13.16	NM	94.15%	44.57%	94.15%	NM	$0.00	0.00%	0.00%	$368	47.34%	NA	0.84%	2.15%	0.84%	2.15%
ONFC	Oneida Financl MHC of NY(44.6)	$12.00	$93.42	$0.57	$12.88	20.00x	93.17%	19.52%	116.39%	21.05x	$0.48	4.00%	NM	$479	20.95%	0.01%	0.97%	4.73%	0.92%	4.50%
PBHC	Pathfinder BC MHC of NY (35.8)	$13.05	$32.17	$0.45	$15.88	31.83x	82.18%	10.19%	91.77%	29.00x	$0.41	3.14%	NM	$316	12.40%	0.62%	0.32%	2.60%	0.35%	2.86%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.
Page 4.29

Table 4.7
Public Market Pricing
Fairport Savings Bank and the Comparables
As of February 23, 2007

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Fairport Savings Bank
Superrange		$10.00	$13.05	$0.13	$8.80	74.08	113.66%	17.00%	113.66%	74.08	$0.00	—	—	163	14.96%	0.10%	0.23%	1.53%	0.23%	1.53%
Maximum		$10.00	$11.35	$0.15	$9.50	68.45	105.25%	14.92%	105.25%	68.45	$0.00	—	—	162	14.17%	0.11%	0.22%	1.54%	0.22%	1.54%
Midpoint		$10.00	$9.87	$0.16	$10.31	62.96	97.00%	13.08%	97.00%	62.96	$0.00	—	—	161	13.48%	0.11%	0.21%	1.54%	0.21%	1.54%
Minimum		$10.00	$8.39	$0.18	$11.40	56.79	87.69%	11.20%	87.69%	56.79	$0.00	—	—	159	12.78%	0.11%	0.20%	1.54%	0.20%	1.54%

All Public Companies(7)
Averages		$19.17	$424.79	$0.86	$13.31	19.51x	150.95%	18.24%	170.33%	20.40x	$0.40	2.06%	33.78%	$3,017	12.08%	0.54%	0.60%	6.42%	0.59%	5.79%
Medians		16.23	106.31	0.61	11.29	16.77x	138.52%	14.97%	161.35%	17.65x	$0.32	2.05%	18.37%	$777	10.40%	0.31%	0.61%	5.74%	0.63%	5.90%

Comparable Group Averages
Averages		$12.81	$34.42	$0.36	$7.87	24.05x	163.17	23.56	176.48	24.31x	$0.20	1.54	10.38	$334	14.47	0.43	0.51	4.16	0.58	4.82
Medians		$12.60	$33.11	$0.32	$8.20	24.35x	167.81	21.49	173.59	24.32x	$0.16	1.27	—	$331	12.60	0.37	0.49	3.66	0.58	5.15

Comparable Group
COBK	Colonial Bank MHC of NJ (46.0)	$13.78	$28.66	$0.32	$8.19	NM	168.25	16.45	168.25	NM	$0.00	—	—	379	9.78	0.04	0.43	4.15	0.41	4.03
FFCO	FedFirst Fin MHC of PA (45.8)	$9.50	$29.17	$0.06	$6.79	NM	139.91	22.79	143.29	NM	$0.00	—	—	284	16.29	0.44	(0.02)	(0.15)	0.15	0.89
GOV	Gouverneur Bcp MHC of NY(42.8)	$12.35	$12.12	$0.58	$8.77	23.30	140.82	21.47	140.82	21.29	$0.30	2.43	22.08	132	15.24	0.53	0.95	6.24	1.04	6.82
GCBC	Green Co Bcrp MHC of NY (44.4)	$15.10	$27.80	$0.67	$8.51	24.35	177.44	20.05	177.44	22.54	$0.50	3.31	33.13	312	11.30	0.02	0.84	7.54	0.91	8.15
LSBK	Lake Shore Bnp MHC of NY(45.0)	$12.45	$37.05	$0.31	$8.27	NM	150.54	23.50	150.54	NM	$0.12	0.96	17.42	350	15.61	0.37	0.54	5.86	0.58	6.26
MGYR	Magyar Bancorp MHC of NJ(46.0)	$14.75	$40.16	$0.54	$8.20	NM	179.88	19.46	179.88	27.31	$0.00	—	—	449	10.82	1.70	0.28	2.56	0.71	6.59
NVSL	Naug Vlly Fin MHC of CT (44.2)	$12.75	$42.29	$0.19	$6.81	NM	187.22	23.11	187.78	NM	$0.20	1.57	NM	414	12.35	0.15	0.37	2.80	0.37	2.80
NECB	NE Comm Bncrp MHC of NY (45.0)	$12.39	$73.73	$0.13	$7.30	NM	169.73	56.47	169.73	NM	$0.00	—	—	290	33.27	NA	0.57	2.45	0.57	2.45
ONFC	Oneida Financl MHC of NY(44.6)	$12.00	$41.69	$0.46	$7.17	24.49	167.36	21.51	260.87	26.09	$0.48	4.00	NM	434	12.85	0.01	0.87	7.03	0.82	6.60
PBHC	Pathfinder BC MHC of NY (35.8)	$13.05	$11.50	$0.31	$8.67	NM	150.52	10.79	186.16	NM	$0.41	3.14	NM	298	7.17	0.62	0.22	3.16	0.25	3.63

(1)	Average of High/Low or Bid/Ask price per share.
(2)
EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 4.30

On an MHC reported basis, the Bank’s P/B and P/TB ratios at the $21.0 million midpoint value and 47% minority stock offering both equaled 97.00%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 163.17% and 176.48%, respectively, Fairport Savings’ ratios were discounted by 40.6% on a P/B basis and 45.0% on a P/TB basis. In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 167.81% and 173.59%, respectively, Fairport Savings’ ratios were discounted by 42.2% on a P/B basis and 44.1% on a P/TB basis. At the top of the super range, the Bank’s P/B and P/TB ratios on an MHC basis both equaled 113.66%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 30.3% and 35.6%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 32.3% and 34.5%, respectively.

3.  Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Fairport Savings’ full conversion value equaled 12.32% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 20.77%, which implies a discount of 40.7% has been applied to the Bank’s pro forma P/A ratio (fully-converted basis). Comparatively, the Peer Group companies exhibited a median P/A ratio (fully-converted basis) of 19.47%, which implies a discount of 36.7% has been applied to the Bank’s pro forma P/A ratio (fully-converted basis).

RP® Financial, LC.
Page 4.31

On an MHC reported basis, assuming the $21.0 million midpoint value and the 47% minority stock offering, Fairport Savings’ pro forma P/A ratio equaled 13.08%. In comparison to the Peer Group’s average P/A ratio of 23.56%, Fairport Savings’ P/A ratio indicated a discount of 44.5%. In comparison to the Peer Group’s median P/A ratio of 21.49%, Fairport Savings’ P/A ratio indicated a discount of 39.1%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The four recently completed MHC offerings closed at an average price/tangible book ratio of 79.5% (fully-converted basis) and, on average, appreciated 21.2% after one week of trading and 18.3% through February 23, 2007. Excluding the one large offering by Oritani Financial Corp MHC of NJ, however, the three remaining MHC offerings were priced at an average price/tangible book value ratio of 78.4% and had appreciated by just 6.0% through February 23, 2007. In comparison, the Bank’s P/TB ratio of 66.68% at the midpoint value reflected an implied discount of 14.9% relative to the average closing price/tangible book ratio of the three smaller MHC offerings (of 78.4%). At the top of the super range, the Bank’s P/TB ratio of 74.15% reflected an implied discount of 5.4% relative to the average closing P/TB ratio of the three smaller MHC offerings. Although priced at a discount relative to the recent MHC deals, the valuation of Fairport Savings reflects the Bank’s unique characteristics including the smaller size of the offering and weakness in earnings compared to these recent offerings.

RP® Financial, LC.
Page 4.32

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 23, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $21,000,000 at the midpoint, equal to 2,100,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $17,850,000 and a maximum value of $24,150,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,785,000 at the minimum and 2,415,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $27,772,500 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 2,777,250. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 47.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $8,389,500 at the minimum, $9,870,000 at the midpoint, $11,350,500 at the maximum and $13,053,080 at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.7 and are detailed in Exhibits IV-10 and IV-11.